Exhibit (a)(1)(A)
This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, lawyer, accountant or other professional advisor.
OFFER TO PURCHASE FOR CASH
up to US$27.5 million of its Common Shares without par value at a Purchase Price of
Not Less Than US$4.25 and Not More Than US$5.10 per Common Share
     Cardiome Pharma Corp. (“Cardiome” or the “Company”) hereby invites the holders of its common shares to deposit, for purchase and cancellation by the Company, common shares of the Company pursuant to (i) auction tenders at prices specified by the depositing shareholders of not less than US$4.25 per share or more than US$5.10 per share or (ii) purchase price tenders in which depositing shareholders do not specify a price per share but, rather, agree to have the common shares tendered by the shareholder purchased at the Purchase Price (as defined below) determined as provided in this Offer to Purchase. This invitation and all deposits of common shares are subject to the terms and conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal (which together constitute the “Offer”).
     This Offer expires at 5:00 p.m. (Eastern time) or at such later time as Cardiome may determine on October 6, 2009 or such later date as Cardiome may determine (the “Expiration Date”). This Offer is not conditional upon any minimum number of common shares being tendered to the Offer. The Offer is, however, subject to other conditions and Cardiome reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any common shares deposited under the Offer if the conditions are not satisfied. See Section 7 of the Offer to Purchase, “Conditions of the Offer”.
     Cardiome will determine a single price per share (the “Purchase Price”) that it will pay for common shares properly tendered to the Offer. The Purchase Price, which will not be less than US$4.25 per share or more than US$5.10 per share, will be determined on the basis of the number of common shares tendered to the Offer and, in the case of auction tenders, the prices specified by the tendering shareholders. For the purpose of determining the Purchase Price, common shares deposited pursuant to purchase price tenders will be deemed to have been deposited at US$4.25 per share, the minimum price in the Offer. The Purchase Price will be the lowest price between US$4.25 per share and US$5.10 per share that will enable Cardiome to purchase US$27.5 million of common shares (unless the Offer is undersubscribed, in which case the Purchase Price will be the price that enables Cardiome to purchase all common shares tendered to the Offer and not withdrawn). If the Purchase Price is determined to be US$4.25 per share, the maximum number of common shares purchased under the Offer will be 6,470,588 common shares. If the Purchase Price is determined to be US$5.10 per share, the maximum number of common shares purchased under the Offer will be 5,392,157 common shares. Common shares deposited pursuant to an auction tender will not be purchased by the Company pursuant to the Offer if the price specified by the tendering shareholder is greater than the Purchase Price. A shareholder who wishes to deposit common shares, but who does not wish to specify a price at which such common shares may be purchased by the Company, should make a purchase price tender. Shareholders who deposit common shares without making a valid auction tender or purchase price tender will be deemed to have made a purchase price tender.
     Subject to the terms and conditions of the Offer described in the Offer to Purchase and Circular, including the provisions relating to pro-ration and conditional tenders, Cardiome will purchase at the Purchase Price all common shares properly deposited or deemed to be deposited for purchase (and not withdrawn) at or below the Purchase Price. The Purchase Price for common shares accepted for purchase under the Offer will be payable in cash (subject to applicable withholding taxes, if any). Cardiome will first accept for purchase common shares properly deposited by shareholders who beneficially hold, as of the close of business on the Expiration Date, fewer than 100 common shares (an “odd lot”) and who properly deposit all such common shares pursuant to an auction tender at or below the Purchase Price or pursuant to a purchase price tender.
     This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from or on behalf of, shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, Cardiome may, in its sole discretion, take such action as it may deem necessary to extend the Offer to shareholders in any such jurisdiction.
(continued on the following page)
The Dealer Managers for the Offer are:

In the United States:	In Canada:
Oppenheimer & Co.	Canaccord Capital Corporation
September 1, 2009

(continued from cover)
     If the number of common shares properly deposited or deemed to be deposited for purchase at or below the Purchase Price (and not withdrawn) would result in an aggregate purchase price of more than US$27.5 million, the common shares tendered to the Offer will be purchased in the following priority:
•	without pro-ration, all common shares deposited or deemed to be deposited for purchase at or below the Purchase Price by holders of “odd lots” of less than 100 common shares who have tendered all of their common shares to the Offer;

•	on a pro rata basis, all other common shares properly deposited or deemed to be deposited for purchase at or below the Purchase Price (subject to the conditional tender provisions described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares” and adjustments to avoid the purchase of fractional shares); and

•	by random lot, but only to the extent feasible, all common shares deposited or deemed to be deposited for purchase at or below the Purchase Price subject to the condition that a specified minimum number of such common shares be purchased as described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares” (and for whom such condition was not initially satisfied).
     To be eligible for purchase by random lot, shareholders who tender common shares to the Offer subject to the condition that a specified minimum number of such common shares be purchased must have tendered all of their common shares to the Offer.
     If the aggregate purchase price of all common shares deposited under the Offer exceeds US$27.5 million, it is possible that some of your common shares (or all of your common shares if you deposit common shares to the Offer subject to the conditional tender provisions described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares”) will not be purchased even if they are deposited or deemed to be deposited at or below the Purchase Price. Promptly after the Offer expires, Cardiome will return all deposited common shares that are not purchased under the Offer, including common shares deposited pursuant to auction tenders at prices greater than the Purchase Price and common shares not purchased because of pro-ration or because the tendering shareholder’s minimum conditional tender conditions were not met.
     As of August 31, 2009, the Company had 64,361,746 common shares issued and outstanding. Accordingly, the Offer is for approximately 10.1% of the Company’s issued and outstanding common shares if the Purchase Price is US$4.25 per share and 8.4% of the Company’s issued and outstanding common shares if the Purchase Price is US$5.10 per share.
     The Company’s common shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “COM” and listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “CRME”. On August 25, 2009, the day on which the Offer was announced, the closing price per common share was US$4.24 on NASDAQ and Cdn$4.59 on the TSX.
     The Company’s board of directors has approved the Offer. However, none of Cardiome, its board of directors or officers, Oppenheimer & Co. (“Oppenheimer”) or Canaccord Capital Corporation (“Canaccord”), the dealer managers for the Offer (together, the “Dealer Managers”), or Computershare Investor Services Inc., the depository for the Offer (the “Depository”), makes any recommendation to any shareholder as to whether to deposit or refrain from depositing common shares under the Offer. Shareholders must make their own decisions as to whether to deposit common shares under the Offer and, if so, how many common shares to deposit under the Offer and at what price or prices. Cardiome’s directors and officers have advised the Company that they do not intend to tender common shares to the Offer.
     Shareholders are urged to consider carefully the income tax consequences of accepting the Offer. Shareholders should consult their own tax advisors as to the specific tax consequences to them of accepting the Offer. See Section 15 of the Circular, “Income Tax Considerations”.
     Shareholders wishing to deposit all or any portion of their common shares pursuant to the Offer must comply in all respects with the delivery procedures described in this Offer to Purchase. See Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”. Questions and requests for assistance may be directed to the Dealer Managers, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase and the Circular.
THIS OFFER EXPIRES AT 5:00 P.M. (EASTERN TIME) ON OCTOBER 6, 2009 OR AT SUCH
LATER TIME AND DATE TO WHICH THE OFFER MAY BE EXTENDED BY CARDIOME.

GENERAL MATTERS
     In this Offer to Purchase and the Circular, “Cardiome”, the “Company”, “we”, “us” or “our” refer collectively to Cardiome Pharma Corp. and its consolidated subsidiaries and “common shares” means our common shares without par value, in each case unless the context otherwise requires.
     Except where otherwise indicated, all dollar references in the Offer to Purchase, the Circular and the documents incorporated by reference are in U.S. dollars. Our consolidated financial statements are reported in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in Canada. See Section 1 of the Circular, “Cardiome Pharma Corp. – Presentation of Financial Information and Exchange Rate Data”.
DOCUMENTS INCORPORATED BY REFERENCE
     We are incorporating by reference in this Offer to Purchase and the Circular the following documents that have been filed with securities commissions or similar authorities in Canada and filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”):
•	our annual information form dated March 26, 2009 for the year ended December 31, 2008;

•	our audited consolidated financial statements as at and for the years ended December 31, 2008 and 2007, together with the notes thereto and the auditor’s report thereon and the related supplemental note entitled “Reconciliation to United States GAAP”;

•	our management’s discussion and analysis of our financial condition and results of operation for the years ended December 31, 2008 and 2007;

•	our unaudited interim consolidated financial statements as at and for the six month periods ended June 30, 2009 and 2008;

•	our management’s discussion and analysis of our financial condition and results of operation for the six month period ended June 30, 2009;

•	our material change report dated March 30, 2009 relating to the announcement of our financial results for the year ended December 31, 2008;

•	our material change report dated April 20, 2009 relating to the announcement of a collaboration and license agreement with Merck & Co., Inc. for the development and commercialization of vernakalant, an investigational candidate for the treatment of atrial fibrillation;

•	our material change report dated August 11, 2009 relating to the announcement that Douglas G. Janzen has been appointed as Chief Executive Officer and President;

•	our material change report dated August 11, 2009 relating to the announcement of our financial results for the six months ended June 30, 2009;

•	our material change report dated August 12, 2009 related to the announcement of an additional Phase 3 clinical trial for vernakalant (iv); and

•	our management information circular dated May 18, 2009, distributed in connection with our annual general meeting of shareholders on June 15, 2009.
     For more information regarding where you may obtain copies of any documents or information that we file with securities commissions or similar authorities in Canada or file with or furnish to the SEC in the United States, see Section 1 of the Circular, “Cardiome Pharma Corp. – Additional Information”. Copies of the documents incorporated by reference in this Offer to Purchase and Circular may also be obtained on request without charge from our Corporate

Secretary at 6190 Agronomy Road, 6th Floor, Vancouver, British Columbia, Canada, V6T 1Z3, Telephone: (604) 677-6905.
INFORMATION FOR UNITED STATES SHAREHOLDERS
     The enforcement by investors of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that we are incorporated under the laws of Canada and that most of our officers and certain of our directors are residents of countries other than the United States.
     U.S. shareholders should be aware that their acceptance of the Offer will have certain tax consequences under U.S. and Canadian law. U.S. shareholders should consult their own tax advisors regarding U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to accepting the Offer and depositing common shares pursuant to the Offer. See Section 15 of the Circular, “Income Tax Considerations”.
     We have filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-4(c)(2) promulgated thereunder. See Section 1 of the Circular, “Cardiome Pharma Corp. – Additional Information”.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This Offer to Purchase and Circular may contain statements that constitute “forward-looking information” within the meaning of applicable Canadian securities laws or “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such information or statements include, but are not limited to, statements respecting the trading price of our common shares not fully reflecting the value of our business and future prospects, the sufficiency of our financial resources and working capital following completion of the Offer, the Offer not being expected to preclude us from pursuing our foreseeable business opportunities for the future growth of our business, and the market for our common shares not being materially less liquid than the market that exists at the time of the making of the Offer. Forward-looking information or statements may also include, without limitation, any statement relating to future events, conditions or circumstances.
     We caution you not to place undue reliance upon such forward-looking statements, which speak only as of the date they are made. The words “anticipate”, “will”, “believe”, “estimate”, and “expect” and similar expressions are intended to identify forward-looking statements. Such forward-looking information or statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed or implied by such forward-looking information or statements. These factors include, among others, our stage of development, lack of product revenues, additional capital requirements, risk associated with the completion of clinical trials and obtaining regulatory approval to market our products, the ability to protect our intellectual property and dependence on collaborative partners and the prospects for negotiating additional corporate collaborations or licensing arrangements and their timing. Specifically, certain risks and uncertainties that could cause such actual events or results expressed or implied by such forward-looking statements and information to differ materially from any future events or results expressed or implied by such statements and information include, but are not limited to, the risks and uncertainties that: we may not be able to successfully develop and obtain regulatory approval for our intravenous formulation of vernakalant hydrochloride (formerly named RSD1235(iv)) (“vernakalant (iv)”) or our oral formulation of vernakalant hydrochloride (formerly named R5D1235(oral)) (“vernakalant (oral)”) in the treatment of atrial fibrillation or any other current or future products in our targeted indications; we may not achieve or maintain profitability; our future operating results are uncertain and likely to fluctuate; we may not be able to raise additional capital; we may not be successful in establishing additional corporate collaborations or licensing arrangements; we may not be able to establish marketing and sales capabilities and the costs of launching our products may be greater than anticipated; any of our products that receive regulatory approval will be subject to extensive post-market regulation that can affect sales, marketing and profitability; any of our product candidates that are successfully developed may not achieve market acceptance; we rely on third parties for the continued supply and manufacture of vernakalant (iv), or vernakalant (oral), and for LY458202 (“GED-aPC”); we have no experience in commercial manufacturing; we may face unknown risks related to intellectual property matters and litigation risk; we face increased competition from pharmaceutical and biotechnology companies; we may not be able to pursue partnership opportunities or other strategic alternatives on terms favourable to us, if at all; we may not achieve the milestones or sales thresholds under our collaboration and license agreement with Merck & Co., Inc. (“Merck”); we may be required to make cash payments or issue our securities as milestone payments if milestones are achieved under the acquisition of Artesian Therapeutics, Inc. (“Artesian”) or under our license of GED-aPC, and other factors as described in detail in our filings with the SEC available at http://www.sec.gov and the Canadian securities regulatory authorities at http://www.sedar.com. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. All forward-looking statements and information made herein are based on our current expectations. The factors and assumptions used by us to develop such forward-looking information include, but are not limited to, the assumption that the results of the FDA review of the new drug application for vernakalant (iv) will be positive, the assumption that the results of the clinical studies for GED-aPC, vernakalant (oral) and vernakalant (iv) will continue to be positive, the assumption that the time required to analyze and report the results of our clinical studies will be consistent with past timing, the assumption that market data and reports reviewed by us are accurate, the assumption that our current good relationship with our suppliers and service providers will be maintained, assumptions relating to the availability of capital on terms that are favourable to us and assumptions relating the feasibility of future clinical trials. We undertake no obligation to revise or update forward-looking statements and information to reflect subsequent events or circumstances, except as required by law.
* * *
     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your common shares to the Offer or as to the price or prices at which you may choose to tender your common shares to the Offer. You should rely only on the information contained in this Offer to Purchase and the Circular or to which we have referred you. We have not authorized anyone to provide you with information in respect of the Offer or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Circular, the related Letter of Transmittal or the documents incorporated by reference. If anyone makes any recommendation or provides you with any information or representation in respect of the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us or the Dealer Managers.

v

SUMMARY TERM SHEET
     We are providing this summary term sheet containing frequently asked questions and responses for your convenience. This section of this Offer to Purchase highlights material information relating to the Offer, but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the Circular and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase and the Circular where you will find a more complete discussion.
WHO IS OFFERING TO PURCHASE MY SHARES?
     Cardiome Pharma Corp., which we refer to as “we,” “us”, the “Company” or “Cardiome”, is offering to purchase your common shares for cancellation.
WHY IS CARDIOME MAKING THE OFFER?
     Our board of directors believes that our common shares have been trading in price ranges that do not fully reflect the value of our business and future prospects and, accordingly, that purchasing common shares under the Offer is an attractive use of capital. Our board of directors believes that the Offer is an efficient means to return up to US$27.5 million in capital to shareholders, while at the same time increasing non-tendering shareholders’ proportionate interest in the Company. See Section 3 of the Circular, “Purpose and Effect of the Offer”.
WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WHAT WILL BE THE FORM OF PAYMENT?
     We are conducting the Offer through a procedure called a modified “Dutch Auction”. This procedure allows you to select a price between US$4.25 per share and US$5.10 per share at which you are willing to sell your common shares. Promptly after the Offer expires, we will determine the lowest price per share, which we refer to as the “Purchase Price”, that will enable us to purchase US$27.5 million of common shares (unless the Offer is undersubscribed, in which case the Purchase Price will be the price that enables us to purchase all common shares tendered to the Offer and not withdrawn). For the purpose of determining the Purchase Price, common shares deposited pursuant to purchase price tenders will be deemed to have been deposited at US$4.25 per share, the minimum price in the Offer. See Section 2 of the Offer to Purchase, “Purchase Price”.
     We will purchase all common shares acquired under the Offer at the same price, including common shares tendered to the Offer below the Purchase Price. We will not purchase any common shares tendered to the Offer at a price that is greater than the Purchase Price. If you wish to maximize the chances your common shares will be purchased under the Offer, you should therefore tender your common shares pursuant to a purchase price tender. A purchase price tender will have the same effect as if you tender your common shares pursuant to an auction tender at the minimum price of US$4.25 per share. See Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”.
     If we purchase any of your common shares under the Offer, we will pay for your common shares in cash (subject to applicable withholding taxes, if any) promptly after the Offer expires. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. We will return all common shares not purchased under the Offer promptly after the Offer expires.
IN WHAT CURRENCY WILL CARDIOME PAY FOR THE SHARES I TENDER?
     We will pay for your common shares in U.S. dollars. On August 31, 2009, the noon buying rate using information provided by the Bank of Canada was US$1.00 = Cdn$1.0967. See Section 1 of the Circular, “Cardiome Pharma Corp. – Presentation of Financial Information and Exchange Rate Data”.

HOW MANY SHARES WILL CARDIOME PURCHASE?
     The number of common shares that we purchase pursuant to the Offer will be determined by (i) the Purchase Price and (ii) the number of common shares deposited or deemed to be deposited to the Offer at or below the Purchase Price. Since we will not be able to determine the Purchase Price or the number of common shares deposited or deemed to be deposited to the Offer at or below the Purchase Price until after the Offer expires, we will not be able to calculate the exact number of common shares that will be purchased until after the Offer expires.
     If the Purchase Price is determined to be US$4.25 per share, the maximum number of common shares purchased will be 6,470,588. If the Purchase Price is determined to be US$5.10 per share, the maximum number of common shares purchased will be 5,392,157. As of August 31, 2009, we had 64,361,746 common shares issued and outstanding. Accordingly, the Offer is for approximately 10.1% of our issued and outstanding common shares if the Purchase Price is US$4.25 per share and 8.4% of our issued and outstanding common shares if the Purchase Price is US$5.10 per share. See Section 1 of the Offer to Purchase, “The Offer”.
WHAT HAPPENS IF NUMBER OF SHARES TENDERED TO THE OFFER WOULD RESULT IN AN AGGREGATE PURCHASE PRICE OF MORE THAN US$27.5 MILLION?
     If the number of common shares properly deposited or deemed to be deposited for purchase at or below the Purchase Price (and not withdrawn) would result in an aggregate purchase price of more than US$27.5 million, common shares tendered to the Offer will be purchased in the following priority:
•	without pro-ration, all common shares deposited or deemed to be deposited for purchase at or below the Purchase Price by holders of “odd lots” of less than 100 common shares who have tendered all of their common shares to the Offer;

•	on a pro rata basis, all other common shares properly deposited or deemed to be deposited for purchase at or below the Purchase Price (subject to the conditional tender provisions described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares” and adjustments to avoid the purchase of fractional shares); and

•	by random lot, but only to the extent feasible, all common shares deposited or deemed to be deposited for purchase at or below the Purchase Price subject to the condition that a specified minimum number of such common shares be purchased as described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares” (and for whom such condition was not initially satisfied).
     To be eligible for purchase by random lot, shareholders who tender common shares to the Offer subject to the condition that a specified minimum number of such common shares be purchased must have tendered all of their common shares to the Offer.
     If the aggregate purchase price of all common shares deposited under the Offer exceeds US$27.5 million, it is possible that some of your common shares (or all of your common shares if you deposit your common shares to the Offer subject to the conditional tender provisions described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares”) will not be purchased even if they are deposited or deemed to be deposited at or below the Purchase Price.
CAN I TENDER MY SHARES AT DIFFERENT PRICES?
     Yes. You can elect to tender some of your common shares to the Offer at one price and additional common shares at one or more other prices. However, you cannot tender the same common shares at different prices. If you tender some common shares at one price and other common shares at another price, you must use a separate Letter of Transmittal and, if applicable, a separate Notice of Guaranteed Delivery for each separate tender. See Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”.

CAN I TENDER SHARES SUBJECT TO THE CONDITION THAT A SPECIFIED MINIMUM NUMBER OF SHARES MUST BE PURCHASED?
     Yes. You may tender common shares to the Offer subject to the condition that a specified minimum number of your common shares be purchased by following the procedures described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares”.
HOW DO I TENDER MY SHARES?
     In order to tender common shares to the Offer, you must either:
•	deliver the certificate representing your common shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy) with signature guarantees, if required as described under Section 5 of the Offer to Purchase, “Procedure for Depositing Shares – Signature Guarantees”, and any other documents required by the Letter of Transmittal, to the Depository at one of the addresses listed in the Letter of Transmittal before the Offer expires;

•	follow the guaranteed delivery procedures described under Section 5 of the Offer to Purchase, “Procedure for Depositing Shares – Guaranteed Delivery” before the Offer expires; or

•	if your common shares are held in the book-entry system, deposit your common shares in accordance with the procedures described under Section 5 of the Offer to Purchase, “Procedure for Depositing Shares – Book Entry Transfer Procedures” below before the Offer expires.
     A shareholder who wishes to deposit common shares under the Offer and whose certificate is registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should immediately contact that nominee in order to take the necessary steps to be able to deposit those common shares under the Offer. Participants in either CDS Clearing and Depository Services Inc. or the Depository Trust Company should contact those depositories with respect to the deposit of common shares under the Offer. See Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”.
     You may deposit common shares pursuant to the Offer either pursuant to an “auction tender” or a “purchase price tender”. You may deposit some common shares pursuant to an auction tender and others pursuant to a purchase price tender.
Auction Tender: If you are making an auction tender, you must specify the minimum price per share (not less than US$4.25 per share or more than US$5.10 per share) at which you are willing to sell your common shares to us. We will not purchase common shares deposited pursuant to an auction tender if the minimum price that you specify is greater than the Purchase Price.
Purchase Price Tender: If you wish to deposit common shares but do not wish to specify a minimum price at which we may purchase such common shares, you should make a purchase price tender. If we purchase any common shares under the Offer, common shares deposited pursuant to a purchase price tender and common shares deposited pursuant to auction tenders at prices not greater than the Purchase Price will be purchased at the Purchase Price.
See Section 1 of the Offer to Purchase, “The Offer”.
HOW LONG DO I HAVE TO TENDER MY SHARES?
     You may tender your common shares until the Offer expires. The Offer will expire at 5:00 p.m. (Eastern time) on October 6, 2009 or at a later date as we may determine. We may extend the Offer for any reason, subject to applicable laws. See Section 8 of the Offer to Purchase, “Extension and Variation of the Offer”.

CAN THE OFFER BE EXTENDED, VARIED OR TERMINATED?
     We can extend or vary the Offer in our sole discretion. We have filed an exemptive relief application with securities regulatory authorities in Canada to permit us to extend the Offer without first taking up common shares deposited (and not withdrawn) before the Offer was previously scheduled to expire. See Section 8 of the Offer to Purchase, “Extension and Variation of the Offer”. We can terminate the Offer under certain circumstances. See Section 7 of the Offer to Purchase, “Conditions of the Offer”.
HOW WILL I BE NOTIFIED IF CARDIOME EXTENDS THE OFFER?
     If the Offer is extended, we will issue a press release by 9:00 a.m. (Eastern time) on the business day after the Offer was previously scheduled to expire. See Section 8 of the Offer to Purchase, “Extension and Variation of the Offer”.
WHAT WILL HAPPEN IF I DO NOT TENDER MY SHARES?
     Upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in our common shares, subject to our right to issue additional common shares and other equity securities in the future. The amount of our future cash assets will be reduced by the aggregate purchase price paid and expenses incurred in connection with this Offer. See Section 1 of the Circular, “Cardiome Pharma Corp.” and Section 3 of the Circular, “Purpose and Effect of the Offer”.
ARE THERE ANY CONDITIONS TO THE OFFER?
     Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and the absence of changes in general market conditions or our business that, in our reasonable judgment, make it inadvisable to proceed with the Offer. See Section 7 of the Offer to Purchase, “Conditions of the Offer”.
HOW DO HOLDERS OF VESTED BUT UNEXERCISED STOCK OPTIONS FOR SHARES PARTICIPATE IN THE OFFER?
     The Offer is for common shares only and not for options to acquire common shares. If you hold vested but unexercised stock options and wish to participate in the Offer, you may exercise your stock options in accordance with their terms and, upon the issuance of the underlying common shares, tender the underlying common shares to the Offer. If you are a holder of vested but unexercised stock options, you should follow the instructions sent to you by the administrator of our stock option plan. The exercise of an option cannot be revoked even if the common shares received upon exercise thereof and tendered to the Offer are not purchased in the Offer for any reason.
     Holders of stock options who exercise options and then tender the underlying common shares to the Offer may suffer adverse tax consequences. The tax consequences of exercising or not exercising stock options are not described under Section 15 of the Circular, “Income Tax Considerations”. Option holders are urged to seek tax advice from their own tax advisors in this regard.
ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I WITHDRAW MY TENDER?
     Yes. You may withdraw any common shares you have tendered (a) at any time before the Offer expires, (b) at any time before we accept your common shares for purchase, (c) subject to certain exceptions, at any time within ten business days after we file a notice of change or notice of variation or (d) if we do not pay for your common shares within three business days after we take such common shares up. See Section 6 of the Offer to Purchase, “Withdrawal Rights”.
HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?
     In order to withdraw common shares previously tendered, you must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the Depository at the address appearing on the back cover page of this Offer to

Purchase and the Circular. Your notice of withdrawal must specify your name, the number of common shares to be withdrawn and the name of the registered holder of these common shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depository or if your common shares have been tendered under the procedure for book-entry transfer. See Section 6, “Withdrawal Rights”.
WHAT DO I DO IF I OWN AN “ODD LOT” OF SHARES?
     If you beneficially own less than 100 common shares at the close of business on the Expiration Date and you deposit or are deemed to deposit all of your common shares to the Offer at or below the Purchase Price, we will accept all of your common shares for purchase without pro-ration (but otherwise subject to the terms and conditions of the Offer). If you own an “odd lot” of common shares, you should check Box D, “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. See Section 3 of the Offer to Purchase, “Number of Shares and Pro-ration”.
WHEN WILL CARDIOME PAY FOR THE SHARES I TENDER?
     If we purchase any of your common shares under the Offer, we will pay for your common shares promptly after the Offer expires. In the event of pro-ration because the Offer is over-subscribed, we do not expect to be able to commence payment for your common shares until the third business day after the Offer expires. See Section 9 of the Offer to Purchase, “Taking Up and Payment for Deposited Shares”.
WHAT IS THE RECENT MARKET PRICE OF CARDIOME’S SHARES?
     On August 25, 2009, the day on which the Offer was announced, the last reported sale price of our common shares was US$4.24 per share on NASDAQ and Cdn$4.59 per share on the TSX. You should obtain current market quotations for our common shares before deciding whether and at which price or prices to tender your common shares. See Section 5 of the Circular, “Price Range of Shares”.
WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?
     If you are a registered shareholder and you tender your common shares directly to the Depository, you will not incur any brokerage commissions. If you hold common shares through an investment dealer, broker, bank, trust company or other nominee, we urge you to consult your nominee to determine whether you will incur any transaction costs. See Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”.
WHAT ARE THE INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?
     You are urged to consider carefully the income tax consequences of depositing common shares pursuant to the Offer. See Section 15 of the Circular, “Income Tax Considerations”. You are also urged to seek advice from your own tax advisors as to the specific tax consequences to you, having regard to your particular circumstances, of depositing common shares pursuant to the Offer.
HAS CARDIOME OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE TENDER OFFER?
     Our board of directors has approved the Offer. However, neither we, nor any member of our board of directors, our officers, the Dealer Managers or the Depository, make any recommendation to you as to whether you should tender or refrain from tendering your common shares to the Offer or as to the price or prices at which you may choose to tender your common shares to the Offer. You must make your own decision as to whether to tender your common shares to the Offer and, if so, how many common shares to tender and the price or prices at which your common shares should be tendered. See Section 3 of the Circular, “Purpose and Effect of the Offer”.

WILL CARDIOME’S DIRECTORS, OFFICERS OR SIGNIFICANT SHAREHOLDERS TENDER SHARES TO THE OFFER?
     To the knowledge of our management, after reasonable inquiry, none of our directors or officers or their respective associates, nor any person who beneficially owns or exercises control or direction over more than 10% of any class of our equity securities, nor any associate or affiliate or person acting jointly or in concert with us, intends to tender common shares to the Offer.
HOW WILL CARDIOME PAY FOR THE SHARES?
     Assuming the Offer is fully subscribed, we will purchase US$27.5 million of common shares in the Offer. We will fund the maximum purchase of US$27.5 million of common shares under the Offer and the payment of related fees and expenses from available cash on hand. The Offer is not conditioned upon the receipt of financing. See Section 17 of the Circular, “Source of Funds”.
HOW MUCH CASH WILL CARDIOME HAVE LEFT UPON COMPLETION OF THE OFFER?
     Assuming the Offer is fully subscribed, we expect to have over US$50 million in cash following the completion of the Offer. We believe that our cash reserves following completion of the Offer will be adequate to continue our development of drugs to treat or prevent cardiovascular diseases, including each of our current programs for the treatment of atrial fibrillation. See Section 1 of the Circular, “Cardiome Pharma Corp. – Three Year History”.
FOLLOWING THE OFFER, WILL CARDIOME CONTINUE AS A PUBLIC COMPANY?
     We intend to continue as a public company following the Offer. We do not believe that the purchase of common shares under the Offer will cause our remaining common shares to be delisted from the TSX or NASDAQ or cause us to be eligible for deregistration in the United States under the Exchange Act. See Section 3 of the Circular, “Purpose and Effect of the Offer” and Section 7 of the Offer to Purchase, “Conditions of the Offer”.
WHAT IMPACT WILL THE OFFER HAVE ON THE LIQUIDITY OF THE MARKET FOR THE SHARES?
     Our board of directors has determined that it is reasonable to conclude that, following completion of the Offer, there will be a market for non-tendering shareholders that is not materially less liquid than the market that existed at the time we made the Offer. See Section 3 of the Circular, “Purpose and Effect of the Offer – Liquidity of Market”.
WHOM CAN I TALK TO IF I HAVE QUESTIONS?
     For further information regarding the Offer, you may contact the Dealer Managers, or consult your own broker or other professional advisors. The telephone numbers of the Dealer Managers are set forth on the back cover of this Offer to Purchase and Circular.
*    *    *    *
     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your common shares to the Offer or as to the price or prices at which you may choose to tender your common shares to the Offer. You should rely only on the information contained in this Offer to Purchase and the Circular or to which we have referred you. We have not authorized anyone to provide you with information in respect of the Offer or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Circular, the related Letter of Transmittal or the documents incorporated by reference. If anyone makes any recommendation or provides you with any information or representation in respect of the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us or the Dealer Managers.

OFFER TO PURCHASE
To the Holders of the Common Shares of Cardiome Pharma Corp.
1. The Offer
     Cardiome Pharma Corp. (“we”, “us”, “Cardiome” or the “Company”) hereby invites its shareholders to deposit, for purchase and cancellation by the Company, common shares without par value of the Company pursuant to (i) auction tenders at prices specified by the depositing shareholders of not less than US$4.25 per share or more than US$5.10 per share or (ii) purchase price tenders in which depositing shareholders do not specify a price per share but, rather, agree to have their common shares purchased at the Purchase Price determined as set forth in Section 2 of this Offer to Purchase, “Purchase Price”, in either case on the terms and subject to the conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal (which together constitute the “Offer”).
     The Offer commences on the date of this Offer to Purchase and will expire at 5:00 p.m. (Eastern time) or at such later time as we may determine on October 6, 2009 or such later date as we may determine (the “Expiration Date”).
     The Offer is not conditional upon any minimum number of common shares being deposited. The Offer is, however, subject to other conditions and we reserve the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any common shares deposited under the Offer if the conditions are not satisfied. See Section 7 of this Offer to Purchase, “Conditions of the Offer”.
     Subject to the terms and conditions of the Offer including the conditions relating to pro-ration and conditional tenders, we will purchase at the Purchase Price all common shares properly deposited or deemed to be deposited for purchase (and not withdrawn) at or below the Purchase Price. The Purchase Price for common shares accepted for purchase under the Offer will be payable in cash (subject to applicable withholding taxes, if any). Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
     The Purchase Price will be denominated in U.S. dollars and all payments to shareholders under the Offer will be made in U.S. dollars.
     If the aggregate purchase price of all common shares deposited under the Offer exceeds US$27.5 million, it is possible that some of your common shares (or all of your common shares if you deposit your common shares to the Offer subject to the conditional tender provisions described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares”) will not be purchased even if they are deposited or deemed to be deposited at or below the Purchase Price (see Section 3 of the Offer to Purchase, “Number of Shares and Pro-ration”). We will return all common shares not purchased under the Offer, including common shares deposited pursuant to auction tenders at prices greater than the Purchase Price and common shares not purchased because of pro-ration or because the tendering shareholder’s minimum conditional tender conditions were not met, promptly after the Offer expires.
     The Offer is for common shares and not for options to acquire common shares. If you hold vested but unexercised stock options and wish to participate in the Offer, you may exercise the stock options in accordance with their terms and, upon the issuance of the underlying common shares, tender the underlying common shares to the Offer. Any such exercise must be completed sufficiently in advance of the Expiration Date to ensure that the underlying common shares are issued in sufficient time to be tendered to the Offer in accordance with the procedures described under Section 5 of this Offer to Purchase, “Procedure for Depositing Shares”. The exercise of an option cannot be revoked even if the common shares received upon exercise and tendered to the Offer are not accepted for any reason. In addition, holders of stock options who exercise options and then tender the underlying common shares to the Offer may suffer adverse tax consequences. The tax consequences of exercising or not exercising stock options are not described under Section 15 of the Circular, “Income Tax Considerations”. Option holders are urged to seek tax advice from their own tax advisors in this regard.
     Neither we, our board of directors or our officers, Oppenheimer & Co. (“Oppenheimer”) or Canaccord Capital Corporation (“Canaccord”), the dealer managers for the Offer (together, the “Dealer Managers”), nor Computershare

Investor Services Inc., the depository for the Offer (the “Depository”), make any recommendation to any shareholder as to whether to deposit or refrain from depositing common shares under the Offer. You must make your own decision as to whether to deposit common shares under the Offer and, if so, how many common shares to deposit under the Offer and at what price or prices. You should consider carefully the income tax consequences of depositing common shares pursuant to the Offer. See Section 15 of the Circular, “Income Tax Considerations”.
     The accompanying Circular and the related Letter of Transmittal contain important information and should be read carefully before making a decision with respect to the Offer.
2. Purchase Price
     Promptly after the Offer expires, we will determine a single price per share that we will pay for common shares properly tendered to the Offer. The Purchase Price, which will not be less than US$4.25 per share or more than US$5.10 per share, will be determined on the basis of the number of common shares tendered to the Offer and, in the case of auction tenders, the prices specified by the depositing shareholders. The Purchase Price will be the lowest price between US$4.25 per share and US$5.10 per share that will enable us to purchase US$27.5 million of common shares (unless the Offer is undersubscribed, in which case the Purchase Price will be the price that enables us to purchase all common shares properly tendered to the Offer and not withdrawn). For the purpose of determining the Purchase Price, common shares deposited pursuant to purchase price tenders will be deemed to have been deposited at US$4.25 per share, the minimum price in the Offer.
     We will purchase all common shares acquired under the Offer at the same price, including common shares deposited or deemed to be deposited below the Purchase Price. We will not purchase common shares tendered pursuant to an auction tender if the price specified by the tendering shareholder is greater than the Purchase Price. Shareholders who wish to maximize the chances that their common shares will be purchased under the Offer should tender their common shares pursuant to a purchase price tender. A purchase price tender will have the same effect as if you tender your common shares pursuant to an auction tender at the minimum price of US$4.25 per share. Shareholders who deposit common shares without making a valid auction tender or purchase price tender will be deemed to have made a purchase price tender.
     We will publicly announce the Purchase Price promptly after the Offer expires. Upon and subject to the conditions of the Offer, including the conditions relating to pro-ration and the conditional tenders, we will, promptly following determination of the Purchase Price, purchase at the Purchase Price all common shares properly deposited or deemed to be deposited (and not withdrawn) at or below the Purchase Price.
3. Number of Shares and Pro-ration
     The number of common shares we purchase pursuant to the Offer will be determined by the Purchase Price and number of common shares tendered to the Offer. If the Purchase Price is determined to be US$4.25 per share, the maximum number of common shares purchased under the Offer will be 6,470,588 common shares. If the Purchase Price is determined to be US$5.10 per common share, the maximum number of common shares purchased under the Offer will be 5,392,157 common shares. As of August 31, 2009, we had 64,361,746 common shares issued and outstanding. Accordingly, the Offer is for approximately 10.1% of our issued and outstanding common shares if the Purchase Price is US$4.25 per share and approximately 8.4% of our issued and outstanding common share if the Purchase Price is US$5.10 per share.
     If the aggregate purchase price of all common shares properly deposited (and not withdrawn) before the Offer expires is less than or equal to US$27.5 million, we will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all common shares properly deposited under the Offer and not withdrawn.
     If the number of common shares properly deposited or deemed to be deposited for purchase at or below the Purchase Price (and not withdrawn) would result in an aggregate purchase price of more than US$27.5 million, it is possible that some of your common shares (or all of your common shares if you deposit your common shares to the Offer subject to the conditional tender provisions described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares”) will not be purchased even if they are deposited or deemed to be deposited at or below the Purchase Price. In such circumstances, common shares tendered to the Offer will be purchased in the following priority:
•	without pro-ration, all common shares deposited or deemed to be deposited for purchase at or below the Purchase Price by holders of “odd lots” of less than 100 common shares who have tendered all of their common shares to the Offer;

•	on a pro rata basis, all other common shares deposited or deemed to be deposited for purchase at or below the Purchase Price (subject to the conditional tender provisions described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares” and adjustments to avoid the purchase of fractional shares); and

•	by random lot, but only to the extent feasible, all common shares deposited or deemed to be deposited for purchase at or below the Purchase Price subject to the condition that a specified minimum number of such common shares be purchased as described in Section 4 of the Offer to Purchase, “Conditional Tender of Shares” (and for whom such condition was not initially satisfied).
     For the purposes of the foregoing, an odd lot deposit is a deposit by a shareholder who owns less than 100 common shares as of the close of business on the Expiration Date and who (i) properly deposits all such common shares to the Offer at or below the Purchase Price and (ii) checks Box D, “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. As set forth above, odd lot deposits will be accepted for purchase before any pro-ration. This will provide holders of odd lots with the opportunity to sell common shares without incurring the brokerage commissions or odd lot discounts that they might otherwise incur if they were to sell common shares in transactions on the TSX or NASDAQ.
     To be eligible for purchase by random lot, shareholders who tender common shares to the Offer subject to the condition that a specified minimum number of such common shares be purchased must have tendered all of their common shares to the Offer.
     Should a shareholder decide to do so for any reason, including U.S. federal income tax reasons, the Letter of Transmittal and Notice of Guaranteed Delivery permit a shareholder to designate the order of priority in which common shares tendered to the Offer by such shareholder are to be purchased in the event of pro-ration.
4. Conditional Tender of Shares
     As described in Section 15 of the Circular, “Income Tax Considerations”, a shareholder subject to U.S. federal income tax laws may suffer adverse tax consequences if the number of common shares acquired from such shareholder falls below a certain threshold. As the number of common shares purchased from each shareholder (other than shareholders who tender common shares pursuant to an “odd lot” deposits) may be pro-rated to a number which is less than such threshold if the aggregate purchase price of all common shares deposited or deemed to be deposited at or below the Purchase Price (and not withdrawn) exceeds US$27.5 million, shareholders may elect to tender common shares to the Offer subject to the condition that we must purchase a specified minimum number of the common shares tendered by such shareholder if we purchase any of such common shares.
     It is the responsibility of the tendering shareholder to calculate the minimum number of common shares that must be purchased from a shareholder in order for the shareholder to obtain the desired tax result. Each shareholder subject to U.S. federal income tax rules should consult with his, her or its own tax advisor. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases. See Section 15 of the Circular, “Income Tax Considerations”.
     A shareholder desiring to make a conditional tender must complete Box C, “Conditional Tender” in the Letter of Transmittal and, if applicable, Notice of Guaranteed Delivery. In order to properly complete Box C, “Conditional Tender” in the Letter of Transmittal or Notice of Guaranteed Delivery, as the case may be, a shareholder must (i) indicate that such shareholder is making a conditional tender and (ii) specify the minimum number of common shares required to be purchased from such shareholder under the Offer. If the effect of accepting tenders on a pro rata basis would be to reduce the number of common shares to be purchased from such shareholder to a number which is below the minimum number so specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All common shares withdrawn and not reinstated in accordance with the next paragraph will be returned to the tendering shareholder promptly after the Offer expires.
     If the withdrawal of conditional tenders that would otherwise be regarded as withdrawn because of pro-ration would cause the aggregate purchase price of common shares purchased under the Offer to fall below US$27.5 million, then we will, to the extent feasible, select by random lot a sufficient number of common shares tendered pursuant to conditional tenders that would otherwise have been withdrawn to permit us to purchase, in the aggregate, US$27.5 million of common shares. If we purchase common shares by random lot, we will limit our purchase in each case to the minimum number of common shares specified by the tendering shareholder. To be eligible for purchase by random lot, shareholders who tender common shares to the Offer subject to the condition that a specified minimum number of such common shares be purchased must have tendered all of their common shares to the Offer.
5. Procedure for Depositing Shares
     Proper Deposit of Shares
     The following is a summary of the steps shareholders must take in order to tender common shares to the Offer. If you wish to tender common shares to the Offer, you must do one of the following:
(a)	deliver the certificate representing your common shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy) with signature guarantees, if required as described under “ – Signature Guarantees” below, and any other documents required by the Letter of Transmittal, to the Depository at one of the addresses listed in the Letter of Transmittal before the Offer expires;

(b)	if you cannot deliver the required documents to the Depository before the Offer expires, follow the guaranteed delivery procedures described under “ – Guaranteed Delivery” below; or

(c)	if your common shares are held in the book-entry system, deposit your common shares in accordance with the procedures described under “ – Book Entry Transfer Procedures” below before the Offer expires.
     A shareholder who wishes to deposit common shares under the Offer and whose certificate is registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such common shares under the Offer. Participants in either CDS Clearing and Depository Services Inc. (“CDS”) or the Depository Trust Company (“DTC”) should contact such depository with respect to the deposit of common shares under the Offer.
     Signature Guarantees
     No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the tendered common shares exactly as the name of the registered holder appears on the share certificate deposited therewith and payment and delivery are to be made directly to such registered holder or (ii) common shares are deposited for the account of a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an “Eligible Institution”). Members of the programs specified in clause (ii) above are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the Financial Industry Regulatory Authority, or banks and trust companies in the United States.
     In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal. If a certificate representing common shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing common shares not purchased or deposited are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. An ownership declaration, which can be obtained from the Depository, must also be completed and delivered to the Depository.
     Guaranteed Delivery
     If a shareholder wishes to deposit common shares pursuant to the Offer but cannot deliver share certificates or other required documents to the Depository before the Offer expires, such common shares may nevertheless be deposited if all of the following conditions are met:
(a)	the deposit is made by or through an Eligible Institution;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery (substantially in the form provided by the Company through the Depository) is received by the Depository, at its office listed in the Notice of Guaranteed Delivery, before the Offer expires; and

(c)	the share certificates for all deposited common shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy) with signatures guaranteed, if required as described under “ – Signature Guarantees” above, and any other documents required by the Letter of Transmittal, are received by the Depository at one of the offices of the Depository listed in the Letter of Transmittal by no later than 5:00 p.m. (Eastern time) on the third trading day on the TSX and NASDAQ after the Offer expires.
     The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the office of the Depository listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
     Notwithstanding any other provision hereof, payment for common shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of the certificate or certificates for such common shares, a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy) with signatures guaranteed, if required as described under “ – Signature Guarantees” above, and any other documents required by the Letter of Transmittal.
     The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.
     Book-Entry Transfer Procedures
     CDS Clearing and Depository Services Inc.
     The Depository will establish an account with CDS for purposes of the Offer. Any financial institution that is a participant in CDS may make book-entry delivery of common shares by causing CDS to transfer such common shares into such CDS account in accordance with the procedures established by CDS for such transfer. Delivery of common shares to the Depository by means of a book-based transfer will constitute a valid tender under the Offer. The term “Book-Entry Confirmation” means a confirmation of a book-entry transfer of common shares into the CDS account established by the Depository for the purchase of common shares under the Offer.
     Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS provided that a Book-Entry Confirmation through CDS’s book-based system for electronic deposits, known as CDSX, is received by the Depository at its office in Toronto, Ontario before the Offer expires. Shareholders who, through their respective CDS participants, utilize CDSX to accept the Offer through a book-based transfer of common shares into the CDS account established by the Depository for the purchase of common shares under the Offer will be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and such instructions received by the Depository are therefore considered a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depository.
     Depository Trust Company
     The Depository will establish an account with DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of common shares tendered to the Offer by causing DTC to transfer such common shares into such DTC account in accordance with the procedures established by DTC for such transfer. Delivery of common shares to the Depository by means of a book-based transfer will constitute a valid tender under the Offer. The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depository and forming a part of the book-entry confirmation, which states that DTC has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against the applicable DTC participant.
     Although delivery of common shares may be effected under the Offer through book-entry transfer into the DTC account established by the Depository for the purchase of common shares under the Offer, the Letter of Transmittal (or a manually signed facsimile) with signatures guaranteed, if required as described under “ – Signature Guarantees” above, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be transmitted to and received by the Depository at one or more of its addresses set forth on the last page of this Offer to Purchase before the Offer expires. Delivery of documents to DTC does not constitute delivery to the Depository.
     Shareholders who are tendering by book-entry system to the DTC account established by the Depository for the purchase of common shares under the Offer may execute their tender through DTC’s Automated Tender Offer Program (“ATOP”) by transmitting their acceptance to DTC in accordance with the ATOP procedures established by DTC. DTC will then verify the acceptance, execute a book-entry delivery to the DTC account established by the Depository for purchase of the Offer and send an Agent’s Message to the Depository. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the DTC participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a shareholder tendering through ATOP.
     Type of Tenders
     In accordance with the instructions in the Letter of Transmittal or Agent’s Message delivered in lieu thereof and, if applicable, the Notice of Guaranteed Delivery:
(a)	each shareholder desiring to deposit common shares pursuant to the Offer must indicate in the appropriate box in Box A, “Type of Tender” whether the shareholder is tendering common shares pursuant to an auction tender or a purchase price tender; and

(b)	each shareholder desiring to tender common shares pursuant to an auction tender must further indicate in the appropriate box in Box B, “Auction Tender” the price at which such common shares are being deposited.
     In the case of both (a) and (b) above, only one box may be checked. If a shareholder desires to deposit some of the common shares to be tendered by such shareholder pursuant to an auction tender and the balance of the common shares to be tendered by such shareholder pursuant to a purchase price tender, such shareholder must complete a separate Letter of Transmittal or Agent’s Message delivered in lieu thereof and, if applicable, a separate Notice of Guaranteed Delivery for each such deposit. If a shareholder desires to deposit common shares pursuant to an auction tender at more than one price, such shareholder must complete a separate Letter of Transmittal or Agent’s Message delivered in lieu thereof and, if applicable, a separate Notice of Guaranteed Delivery for each such price.
     Odd Lots
     In order to qualify for the preferential treatment available to holders of odd lots who deposit or are deemed to deposit common shares at or below the Purchase Price as set forth in Section 3 of the Offer to Purchase, “Number of Shares and Pro-ration”, the holder of an odd lot must (i) properly tender to the Offer all of the common shares held by such shareholder at the close of business on the Expiration Date and (ii) check Box D, “Odd Lots” in either the Letter of Transmittal or the Agent’s Message delivered in lieu thereof and, if applicable, the Notice of Guaranteed Delivery.
     Method of Delivery
     The method of delivery of certificates representing common shares and all other required documents is at the option and risk of the depositing shareholder. If certificates representing common shares are to be sent by mail, we recommend that such certificates and other documents be sent, properly insured, by registered mail with return receipt requested, properly insured, and that you mail such certificates and other documents sufficiently in advance of the Expiration Date to permit delivery to the Depository on or prior to such date. Delivery of a certificate representing common shares will be made only upon actual receipt of such share certificate representing common shares by the Depository.
     Determination of Validity, Rejection and Notice of Defect
     All questions as to the number of common shares to be accepted for purchase, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of common shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any deposits of common shares determined by us not to be in proper form or completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the deposit of any particular common shares and our interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No individual deposit of common shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with deposits must be cured within such time as we shall determine. Neither we, nor the Dealer Managers, the Depository or any other person, are or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding.
     Under no circumstances will we be required to pay interest by reason of any delay in payment including delays arising because common shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depository and, as a consequence, payment by the Depository on account of such common shares is not made to the tendering shareholder until after the date we are required to pay for the deposited common shares accepted for payment pursuant to the Offer.
     Formation of Agreement
     The proper deposit of common shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing shareholder and the Company, effective as of the expiry of the Offer, upon the terms and subject to the conditions of the Offer.
     Prohibition on “Short” Tenders
     It is a violation of Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to deposit common shares for a person’s own account unless, at the time of the deposit and at the end of the probation period or period during which common shares are accepted by lot (including any extensions thereof), such person (i) has a “net long position” equal to or greater than the amount of (x) the common shares deposited or (y) other securities immediately convertible into, exercisable for, or exchangeable for the amount of the common shares deposited and upon acceptance of such person’s deposit, will acquire such common shares for deposit by conversion, exercise or exchange of such other securities and (ii) will deliver or cause such common shares to be delivered in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the deposit or guarantee of deposit on behalf of another person. The deposit of common shares with us pursuant to any procedures described herein will constitute a representation by the depositing shareholder that (i) such shareholder has a “net long position” in the common shares being deposited or equivalent securities at least equal to the common shares being deposited within the meaning of Rule 14e-4 and (ii) the deposit of such common shares complies with Rule 14e-4.

6. Withdrawal Rights
     Except as otherwise provided in this Section 6, deposits of common shares pursuant to the Offer will be irrevocable. Common shares deposited pursuant to the Offer may be withdrawn by a shareholder:
(a)	at any time before the Offer expires;

(b)	at any time before we take up the common shares deposited by such shareholder;

(c)	at any time within ten business days after we file a notice of change or notice of variation (other than a notice of change or variation that consists solely of (i) an increase in the consideration offered for the common shares under the Offer where the time for deposit is not extended for more than ten business days or (ii) the waiver of a condition of the Offer); or

(d)	if we do not pay for the common shares deposited by such shareholder within three business days after we take such common shares up.
     In each case, a written notice of withdrawal must actually be received by the Depository at the place of deposit of the relevant common shares for a withdrawal to be effective. Any such notice of withdrawal must (i) be signed by or on behalf of the person who signed the Letter of Transmittal in respect of the common shares being withdrawn (or, in the case of common shares tendered by a CDS participant through CDSX or a DTC participant through ATOP, by such participant in the same manner as the name of such participant is listed on the applicable Book-Entry Confirmation or Agent’s Message, as the case may be) and (ii) specify the name of the person who deposited the common shares to be withdrawn, the name of the registered holder, if different from that of the person who deposited such common shares, and the number of common shares to be withdrawn. If the certificates for the common shares deposited pursuant to the Offer have been delivered or otherwise identified to the Depository, then, prior to the release of such certificates, the depositing shareholder must submit the serial numbers shown on the particular certificates evidencing the common shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of common shares deposited by an Eligible Institution). A withdrawal of common shares deposited pursuant to the Offer may be accomplished only in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depository of a properly completed and executed written notice of withdrawal.
     A shareholder who wishes to withdraw common shares from the Offer and whose certificate is registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should immediately contact such nominee in order to take the steps necessary to withdraw such common shares from the Offer. Participants in CDS and DTC should contact those depositories with respect to the withdrawal of common shares from the Offer.
     We will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal in our sole discretion, which determination shall be final and binding. Neither we, nor the Dealer Managers, the Depository or any other person, shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.
     Withdrawals of common shares may not be rescinded. Unless re-deposited before the Offer expires in accordance with the procedures set forth in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”, common shares properly withdrawn will thereafter be deemed not deposited for purposes of the Offer.
     If we extend the Offer, are delayed in our purchase of common shares or are unable to purchase common shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depository may, subject to applicable law, retain on our behalf all deposited common shares. Such retention is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the common shares tendered promptly after termination or withdrawal of the Offer. In the event of such retention, such common shares may not be withdrawn except to the extent that depositing shareholders are otherwise entitled to withdrawal such common shares as described in this Section 6.

7. Conditions of the Offer
     Notwithstanding any other provision of the Offer, we shall not be required to accept for purchase, to purchase or to pay for any common shares deposited, and may terminate or cancel the Offer or may postpone the payment for common shares deposited, if, at any time before the payment for any such common shares, any of the following events shall have occurred (or shall have been determined by us to have occurred) which, in our sole judgment, acting reasonably, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:
(a)	there shall have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:
(i)	challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance by us for payment of some or all of the common shares tendered to the Offer or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

(ii)	that otherwise, in our sole judgment, acting reasonably, has or may have a material adverse effect on our common shares or our business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects, on a consolidated basis, or has impaired or may materially impair the contemplated benefits to us of the Offer;
(b)	there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or us, or any of our subsidiaries, by any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in our sole judgment, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of or materially impair the contemplated benefits to us of the Company;

(c)	there shall have occurred:
(i)	any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory);

(iii)	the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada or the United States;

(iv)	any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in our sole judgment, acting reasonably, might affect the extension of credit by banks or other lending institutions;

(v)	any decrease in the market price of our common shares by a significant amount (including, without limitation, an amount greater than 10%) since the close of business on August 25, 2009;

(vi)	any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on our business, operations or prospects or the trading in, or value of, our common shares; or

(vii)	any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the S&P 500 by an amount in excess of 10%, measured from the close of business on August 25, 2009;

(d)	there shall have occurred any change or changes (or any development involving any prospective change or changes) in our business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects, on a consolidated basis, that, in our sole judgment, acting reasonably, has or may have material adverse significance to us or our subsidiaries taken as a whole;

(e)	any take-over bid or tender or exchange offer with respect to some or all of our securities, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving us or any of our affiliates, other than the Offer, shall have been proposed, announced or made by any individual or entity;

(f)	we shall have determined, in our sole judgment, that the Purchase Price exceeds the fair market value of one common share as of the Expiration Date, determined without reference to the Offer;

(g)	we shall have concluded, in our sole judgment, acting reasonably, that necessary exemptions under applicable securities legislation in Canada, including exemptions from the proportional take up requirements and the obligation to take up common shares in the event the Offer is extended, are not available to us for the Offer or, if required under any such legislation, we shall not have received the necessary exemptions from or waivers of the appropriate courts or Canadian securities regulatory authorities in respect of the Offer;

(h)	any changes shall have occurred or been proposed to the Income Tax Act (Canada), the regulations to the Income Tax Act (Canada) or the Internal Revenue Code (United States) or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency or the Internal Revenue Service that, in our sole judgment, acting reasonably, are detrimental to us or any of our shareholders;

(i)	we shall have determined, in our sole judgment, acting reasonably, that we would be subject to Part VI.1 tax under the Income Tax Act (Canada) in connection with the Offer; or

(j)	we shall have concluded that the purchase of common shares pursuant to the Offer will constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act.
     The foregoing conditions are for our sole benefit and we may assert such conditions, acting reasonably, regardless of the circumstances, except with respect to any of our own action or inaction, or we may waive such conditions, in whole or in part, at any time before the Offer expires, provided that any condition waived in whole or in part will be waived with respect to all common shares tendered to the Offer. Any failure by us at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances. We confirm that if we fail to exercise or waive a condition of the Offer, we may be required, depending on the materiality of such failure or waiver and the number of days remaining in the Offer, to extend the Offer and circulate new disclosure to holders of our common shares. Any determination by us concerning the events described in this Section 7 shall be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.
     Any waiver of a condition or the withdrawal of the Offer by us shall be deemed to be effective on the date on which we deliver notice of such waiver or withdrawal, or otherwise communicate such waiver or withdrawal, to the Depository. After giving notice to the Depository of any waiver of a condition or the withdrawal of the Offer, we shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX, NASDAQ and the applicable Canadian and U.S. securities regulatory authorities. If the Offer is withdrawn, we shall not be obligated to take up, accept for purchase or pay for any common shares deposited under the Offer, and the Depository will return all certificates for deposited common shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.
8. Extension and Variation of the Offer
     Subject to applicable law, we expressly reserve the right, in our sole discretion, and regardless of whether or not any of the conditions specified in Section 7 of this Offer to Purchase, “Conditions of the Offer” shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of such extension or variation to the Depository and by causing the Depository to provide to all shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 12 of this Offer to Purchase, “Notice”. Promptly after giving notice of an extension or variation to the Depository, we will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern time), on the next business day after the last previously scheduled or announced Expiration Date) and provide or cause to be provided notice of such extension or variation to the TSX, NASDAQ and the applicable Canadian and U.S. securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which we deliver or otherwise communicate such notice of extension or variation to the Depository at its principal office in Toronto, Ontario.
     Where the terms of the Offer are varied (other than a variation consisting solely of (i) an increase in the cash consideration offered for the common shares under the Offer where the time for deposit is not extended for more than ten business days or (ii) the waiver of a condition of the Offer), the period during which common shares may be deposited under the Offer shall not expire before ten business days after the notice of variation has been mailed, delivered or otherwise properly communicated to shareholders unless otherwise permitted by applicable law. During any such extension or in the event of any variation, all common shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by us in accordance with the terms of the Offer, subject to Section 6 of this Offer to Purchase, “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by us of our rights in Section 7 of this Offer to Purchase, “Conditions of the Offer”.
     We have filed an exemptive relief application with securities regulatory authorities in Canada to permit us to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by us, without first taking up common shares which have been deposited (and not withdrawn) before the Offer was previously scheduled to expire. If such regulatory relief is not obtained, we will not be permitted to extend the Offer in the event the Offer is undersubscribed on the original Expiration Date.
     We expressly reserve the right, in our sole discretion, to terminate the Offer and not take up and pay for any common shares not theretofore taken up and paid for upon the occurrence of any of the events specified in Section 7 of this Offer to Purchase, “Conditions of the Offer”. We also expressly reserve the right, in our sole discretion at any time or from time to time, to amend the Offer in any respect, including increasing or decreasing the aggregate amount we are willing to pay for common shares or the range of prices we may pay pursuant to the Offer, subject to compliance with applicable Canadian and U.S. securities legislation.
     Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through our usual news wire service.
     If we make a material change in the terms of the Offer or the information concerning the Offer, we will extend the time during which the Offer is open to the extent required under applicable Canadian and U.S. securities legislation.
9. Taking Up and Payment for Deposited Shares
     Subject to the terms and conditions of the Offer (as the same may be amended), including conditions relating to pro-ration and conditional tenders, and subject to and in accordance with applicable Canadian and U.S. securities laws, we will take up and pay for all common shares properly deposited or deemed to be deposited for purchase (and not withdrawn) at or below the Purchase Price promptly after the Offer expires.
     We reserve the right, in our sole discretion, to delay taking up or paying for any common shares or to terminate the Offer and not take up or pay for any common shares upon the occurrence of any of the events specified in Section 7 of this Offer to Purchase, “Conditions of the Offer” by giving written notice or other communication confirmed in writing to the Depository. We also reserve the right, in our sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for common shares in order to comply, in whole or in part, with any applicable law.

     In the event of pro-ration of common shares deposited pursuant to the Offer as set forth in Section 3 of the Offer to Purchase, “Number of Shares and Pro-ration”, we will determine the number of common shares to be purchased from each shareholder who has deposited common shares under the Offer and pay for such common shares promptly after the Offer expires. However, we do not expect to be able to complete such determination or to commence payment for such common shares until the third business day after the Offer expires.
     Certificates for all common shares not purchased, including common shares deposited pursuant to auction tenders at prices in excess of the Purchase Price and common shares not purchased due to pro-ration or because the tendering shareholder’s minimum conditional tender conditions were not met, will be (i) returned, in cases where none of the common shares represented by a certificate were purchased, or (ii) replaced with new certificates representing the balance of common shares not purchased, in cases where less than all of the common shares represented by a certificate were purchased, in each case promptly after the Offer expires or is terminated. Share certificates returned or otherwise delivered to shareholders under the Offer will in each case be delivered without expense to the depositing shareholder.
     We will pay for common shares taken up under the Offer by providing the Depository with sufficient funds for transmittal to depositing shareholders. Under no circumstances will interest accrue or be paid by us or the Depository in respect of the Purchase Price for common shares purchased by us under the Offer, regardless of any delay in making such payment or otherwise. Depositing shareholders will not be obligated to pay brokerage fees or commissions to us, the Dealer Managers or the Depository. However, shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of common shares pursuant to the Offer. We will pay all fees and expenses of the Dealer Managers and the Depository in connection with the Offer.
     The Depository will act as agent of persons who have properly deposited common shares in acceptance of the Offer and have not withdrawn them for the purposes of receiving payment from us and transmitting payment to such persons. Receipt by the Depository of payment for such common shares will be deemed to constitute receipt of payment by persons depositing common shares.
     The Depository will effect settlement for common shares purchased under the Offer by forwarding a cheque, payable in U.S. dollars, representing the cash payment for such common shares to the tendering shareholder. The cheque will be issued in the name of (i) the person signing the Letter of Transmittal or (ii) such other person as the person signing the Letter of Transmittal may specify by properly completing Box E, “Special Payment Instructions” in such Letter of Transmittal. Unless the depositing shareholder instructs the Depository to hold the cheque for pick-up by checking Box G, “Hold For Pick-Up” in the Letter of Transmittal, the cheque will be forwarded by first class mail, postage prepaid, to the payee at the address specified in the Letter of Transmittal. If no such address is specified, the cheque will be sent to the address of the depositing shareholder as it appears in the registers maintained in respect of our common shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.
10. Payment in the Event of Mail Service Interruption
     Notwithstanding the provisions of the Offer, cheques required to be delivered in payment for common shares purchased under the Offer and certificates representing common shares required to be returned will not be mailed if we determine that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depository at which the deposited certificates for the common shares were delivered until we have determined that delivery by mail will no longer be delayed. We will provide notice, in accordance with Section 12 of this Offer to Purchase, “Notice”, of any determination not to mail under this Section 10 as soon as reasonably practicable after such determination is made.

11. Liens and Dividends
     Common shares acquired pursuant to the Offer shall be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such common shares to shareholders of record on or prior to the date upon which the common shares are taken up and paid for under the Offer shall be for the account of such shareholders. Each shareholder of record on that date will be entitled to receive that dividend, whether or not such shareholder deposits common shares pursuant to the Offer.
12. Notice
     Without limiting any other lawful means of giving notice, any notice to be given by us or the Depository under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of common shares at their respective addresses as shown on the share registers maintained in respect of our common shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more shareholders and (ii) any interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, we will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which we or the Depository may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in a French language daily newspaper of general circulation in Montreal and in The Wall Street Journal.
13. Other Terms
     No broker, dealer or other person has been authorized to give any information or to make any representation on our behalf other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by us.
     It is a term of the Offer that, for purposes of subsection 191(4) of the Income Tax Act (Canada), the “specified amount” in respect of each common share purchased under the Offer shall be the closing price of the common shares on the TSX on the Expiration Date.
     Shareholders should consider carefully the income tax consequences of accepting the Offer. See Section 15 of the Circular, “Income Tax Considerations”.
     The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.
     We, in our sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of common shares. The Offer is not being made to, and deposits of common shares will not be accepted from or on behalf of, shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to shareholders in any such jurisdiction.
     This Offer to Purchase, together with the accompanying Circular and the documents incorporated by reference herein, constitutes the issuer bid circular required under Canadian securities legislation and the tender offer information required to be delivered to security holders under U.S. securities legislation applicable to us with respect to the Offer.

     The accompanying Circular and Letter of Transmittal contain additional information relating to the Offer. We urge you to read the Circular and the related Letter of Transmittal.

CARDIOME PHARMA CORP.

/s/  Douglas G. Janzen
Chief Executive Officer and President
DATED this 1st day of September 2009,
at Vancouver, British Columbia.

CIRCULAR
     This Circular is being furnished in connection with our offer to purchase for cash up to US$27.5 million of our issued and outstanding common shares at a Purchase Price of not less than US$4.25 per share and not more than US$5.10 per share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase and related Letter of Transmittal are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.
1. Cardiome Pharma Corp.
     Corporate Structure
     We were incorporated under the Company Act (British Columbia) on December 12, 1986 under the name Nortran Resources Ltd. In June 1992, we changed the focus of our business from mining exploration to drug research and development and changed our name to Nortran Pharmaceuticals Inc. In June 2001, we changed our name to Cardiome Pharma Corp. On March 8, 2002, we continued under the Canada Business Corporations Act and effected a four-to-one share consolidation. On May 14, 2003, we amended our articles to create a class of preferred shares, issuable in series and to create special rights and restrictions for our common shares and our preferred shares. On July 24, 2008, we amended our articles to create the series A preferred shares (the “Series A Preferred Shares”).
     We have five wholly-owned subsidiaries, Rhythm-Search Developments Ltd. (British Columbia), Cardiome, Inc. (Delaware), Artesian Therapeutics Inc. (Delaware), Cardiome Development AG (Switzerland) and Cardiome UK Limited (United Kingdom). Our wholly-owned subsidiary Cardiome Research and Development (Barbados), Inc. (Barbados) was continued into Canada under the Canada Business Corporations Act on February 28, 2009 and was amalgamated with Cardiome Pharma Corp. on March 1, 2009.
     Our head office and principal place of business is located at 6190 Agronomy Road, 6th Floor, Vancouver, British Columbia, Canada, V6T 1Z3. The address and the contact numbers of our registered office are follows: P.O. Box 10424, Pacific Centre, Suite 1300, 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K2 (telephone number: (604) 643-7100 and fax number: (604) 643-7900).
     Three Year History
     Over the past three years we have continued our focus of developing drugs to treat or prevent cardiovascular diseases. Our current efforts are focused on two programs for the treatment of atrial fibrillation, a Phase 1 program for GED-aPC, an engineered analog of human activated protein C, and a pre-clinical program directed at improving cardiovascular function. Atrial fibrillation is an arrhythmia, or abnormal rhythm, of the upper chambers of the heart. The disease manifests itself as an abnormal heart rhythm as a result of irregular electrical impulses within the atria.
     Vernakalant (iv)
     In March 2006, our co-development partner Astellas Pharma US, Inc. (“Astellas”) filed a new drug application (an “NDA”) for vernakalant (iv) with the U.S. Food and Drug Administration (the “FDA”). In May 2006, Astellas received a “refusal to file” letter from the FDA in respect of the NDA for vernakalant (iv) originally filed in March 2006. In December 2006, Astellas re-submitted the NDA for vernakalant (iv) to the FDA, seeking approval to market vernakalant (iv) for the conversion of atrial fibrillation to normal heart rhythm. The NDA for vernakalant (iv) was re-submitted to the FDA after a comprehensive and thorough review of the vernakalant (iv) NDA documents and associated databases by Cardiome, Astellas and external consultants. The re-submitted NDA for vernakalant (iv) included additional safety data from both the then on-going Phase 3 trial of vernakalant (iv) evaluating patients with post-operative atrial arrhythmia (“ACT 2”) and the open-label safety study of vernakalant (iv) in patients with atrial fibrillation. The NDA for vernakalant (iv) was accepted for review by the FDA in February 2007.
     In May 2007, Astellas Pharma Canada, Inc. (“Astellas Canada”), an affiliate of Astellas, filed a new drug submission with the Therapeutic Products Directorate of Health Canada (the “TPD”) seeking Canadian approval to market vernakalant (iv). This new drug submission was withdrawn by Astellas Canada in October 2008. Astellas intends to revisit the TPD new drug submission following resolution of the FDA process.
     In June 2007, we and Astellas announced positive results from the ACT 2 clinical trial of vernakalant (iv) evaluating patients with post-operative atrial arrhythmia.
     In August 2007, we announced that the FDA had requested that we, together with Astellas, participate in a panel review to be conducted by the Cardiovascular and Renal Drugs Advisory Committee of the FDA in December 2007. In preparation for the panel, and at the request of the FDA, Astellas agreed to file additional information including final safety and efficacy data from the ACT 2 clinical trial for vernakalant (iv), which was ongoing at the time of the original NDA submission for vernakalant (iv). As a result of this amendment to the NDA for vernakalant (iv), the FDA indicated that the action date under the U.S. Prescription Drug User Fee Act (the “PDUFA”) was extended by three months to January 19, 2008. In December 2007, the Cardiovascular and Renal Drugs Advisory Committee recommended that the FDA approve vernakalant (iv) for rapid conversion of atrial fibrillation to normal heart rhythm. In January 2008, we announced that Astellas was informed by the FDA that a decision had not yet been made regarding the NDA for vernakalant (iv). The FDA did not provide an action letter prior to the PDUFA date of January 19, 2008. On August 11, 2008, we announced that Astellas received an action letter from the FDA, informing Astellas that the FDA had completed its review of the NDA for vernakalant (iv) and that the application is approvable. At the request of the FDA, we participated, together with Astellas, in an end of review meeting with the FDA, in respect of the NDA for vernakalant (iv), on November 14, 2008. On August 10, 2009, we announced that Astellas will undertake a single confirmatory additional Phase 3 clinical trial of vernakalant (iv), to be called the ACT 5 trial, that is expected to begin enrolling patients by the end of 2009, with completion expected in the first half of 2011. The decision to conduct another trial was reached following extended discussions with the FDA to define the best regulatory path forward for vernakalant (iv). Under the Special Protocol Assessment process, the FDA has agreed that the design and planned analysis of the study adequately address objectives in support of the NDA for vernakalant (iv). The prospectively-defined trial will enrol recent-onset atrial fibrillation patients without a history of heart failure.
     In early 2008, we initiated a Phase 3 European comparator study for vernakalant (iv) (the “AVRO Trial”) and are currently enrolling patients in the study. In July 2009, an affiliate of our partner Merck filed for marketing approval for vernakalant (iv) in the European Union.
     Vernakalant (oral)
     In July and September 2006, we announced positive top-line results for the 300 mg and 600 mg dosing groups, respectively, from the Phase 2a pilot study of vernakalant (oral). In July 2008, we announced positive clinical results from the Phase 2b clinical study of vernakalant (oral).
     In Licensing Agreement with Eli Lilly and Company
     In April 2007, we acquired from Eli Lilly and Company, through our wholly-owned subsidiary Cardiome Development AG, exclusive worldwide rights for GED-aPC for all indications. We intend to initially develop GED-aPC in cardiogenic shock, a life-threatening form of acute circulatory failure due to cardiac dysfunction, which is a leading cause of death for patients hospitalized following a heart attack. In November 2007, we initiated a Phase 1 study for GED-aPC which is currently ongoing.
     Collaboration and License Agreement with Merck
     We announced on April 8, 2009, that we had entered into a collaboration and license agreement (the “Collaboration Agreement”) with Merck for the development and commercialization of vernakalant. The Collaboration Agreement provides Merck with exclusive global rights to vernakalant (oral) for the maintenance of normal heart rhythm in patients with atrial fibrillation, and provides a Merck affiliate, Merck Sharp & Dohme (Switzerland) GmbH, with exclusive rights outside of the United States, Canada and Mexico to vernakalant (iv) for rapid conversion of acute atrial fibrillation to normal heart rhythm. The agreement became effective in May 2009.

     Under the terms of the Collaboration Agreement, Merck paid us an initial fee of US$60 million. In addition, we are eligible to receive up to US$200 million in payments based on achievement of certain milestones associated with the development and approval of vernakalant products (including US$15 million triggered in July 2009 by Merck filing for regulatory approval in the European Union for vernakalant (iv) and US$20 million for initiation of a planned Phase 3 program for vernakalant (oral)) and up to US$100 million for milestones associated with approvals in other subsequent indications of both the intravenous and oral formulations. We will also receive tiered royalty payments on sales of any approved products and have the potential to receive up to US$340 million in milestone payments based on achievement of significant sales thresholds.
     The overall strategy and direction for our collaboration with Merck for the development and commercialization of vernakalant (iv) and vernakalant (oral) will be overseen by a joint steering committee of representatives from Cardiome and Merck.
     We have retained an option to co-promote vernakalant (oral) with Merck through a hospital-based sales force in the United States. In the event that we exercise our co-promotion option, we will enter into a mutually agreeable co-promotion agreement with Merck upon the terms and conditions set forth in the Collaboration Agreement and other customary and appropriate terms. Merck will be responsible for all future costs associated with the development, manufacturing and commercialization of vernakalant (iv) and vernakalant (oral), except costs associated with the AVRO Trial.
     Merck has granted us a secured, interest-bearing credit facility of up to US$100 million that we may access in tranches over several years from 2010 through 2013. Any advance under the credit facility must be repaid by us on or before the end of the sixth year following such advance. Our obligations under the credit facility are secured against certain of our intellectual property and any proceeds arising therefrom.
     The Collaboration Agreement will remain in effect in each of the relevant jurisdictions, subject to earlier termination by either party, until the expiration of all obligations of Merck to make royalty or milestone payments to us in respect that jurisdiction, and in the event of our exercise of our co-promotion option in respect of vernakalant (oral), until the expiration of our right to co-promote vernakalant (oral) in the United States. Either party may terminate the Collaboration Agreement for breach of the Collaboration Agreement or insolvency by the other party. Merck may terminate the Collaboration Agreement upon 12 months written notice to us or in certain other circumstances. The parties have also agreed to mutual indemnity obligations.
     Additional Information
     We are subject to the reporting requirements of applicable Canadian provincial securities legislation and the Exchange Act and the rules, policies and guidelines of the TSX and NASDAQ and, in accordance therewith, file reports and other information with Canadian securities regulatory authorities, the SEC, the TSX and NASDAQ. Under a multijurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a “foreign private issuer” under the Exchange Act, Cardiome is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements (which are prepared in accordance with applicable Canadian provincial securities legislation), and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.
     We have filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Rule 13e-4(c)(2) of the Exchange Act. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO and its exhibits.
     Shareholders may read and copy any document that we file with, or furnish to, the SEC (including our Schedule TO relating to the Offer) at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Shareholders may also obtain copies of such documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file with or furnish electronically to it. Shareholders may access documents filed with Canadian provincial securities regulatory authorities through the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

     Presentation of Financial Information and Exchange Rate Data
     Our consolidated financial statements are reported in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in Canada. To the extent applicable to our consolidated financial statements, these principles conform in all material respects with generally accepted accounting principles in the United States, except as are described in Exhibit 1.4 to our Annual Report on Form 40-F for the year ended December 31, 2008.
     All dollar references in the Offer to Purchase and the Circular are in U.S. dollars, except where otherwise indicated. References to “$” or “US$” are to U.S. dollars, and references to “Cdn$” are to Canadian dollars.
     The following table sets forth for each of the periods indicated (i) the noon rate of exchange for one Canadian dollar at the end of such period, (ii) the high and low noon exchange rates and (iii) the average noon exchange rates on the last day of each month during such periods, in each case expressed in U.S. dollars. These rates are based on information provided by the Bank of Canada.

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009

End of period	0.8308	0.8577	0.8581	1.0120	0.8166	0.9817	0.8602
High	0.8493	0.8690	0.9099	1.0905	1.0289	1.0289	0.9236
Low	0.7159	0.7872	0.8528	0.8437	0.7711	0.9686	0.7692
Average	0.7781	0.8281	0.8846	0.9418	0.9397	0.9949	0.8332
          On August 31, 2009, the noon exchange rate for one Canadian dollar expressed in U.S. dollars, based on information provided by the Bank of Canada, was Cdn$1.00 = US$1.0967.
2. Authorized Capital
     Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series, of which 64,361,746 common shares and 2,272,727 Series A Preferred Shares were issued and outstanding as at August 31, 2009.
3. Purpose and Effect of the Offer
     Our board of directors believes that our common shares have been trading in price ranges that do not fully reflect the value of our business and future prospects and, accordingly, that the purchase of common shares pursuant to the Offer represents an effective use of our financial resources and is in our best interests and the best interests of our shareholders. We believe that the Offer is an efficient means to return up to US$27.5 million in capital to our shareholders, while at the same time increasing non-tendering shareholders’ proportionate interest in the Company. All common shares purchased under the Offer will be cancelled.
     In considering whether the Offer would be in our best interests and the best interests of the shareholders, the board of directors gave careful consideration to a number of factors, including the following:
(a)	our board of directors does not consider the recent trading price range of our common shares to be fully reflective of the value of our business and future prospects and, as a consequence, consider the repurchase of common shares to represent an attractive investment and an appropriate and desirable use of available funds;

(b)	after giving effect to the Offer, we will continue to have sufficient financial resources and working capital to conduct our ongoing business and operations and completion of the Offer is not expected to preclude us from pursuing our foreseeable business opportunities or the future growth of our business;

(c)	the Offer provides shareholders with an opportunity to realize on all or a portion of their investment in the Company, should they desire liquidity in the short term, in quantities which might not otherwise be available in the market;

(d)	the positive impact that the purchase of US$27.5 million of common shares could have on our results of operations and cash flow calculated on a per share basis;

(e)	the deposit of common shares under the Offer is optional, the option is available to all shareholders, and all shareholders are free to accept or reject the Offer;

(f)	as the Offer is structured as a modified “Dutch auction”, the Offer provides shareholders who are considering the sale of all or a portion of their common shares with the opportunity to (i) determine the price at which they are willing to sell their common shares if such common shares are deposited pursuant to an auction tender or (ii) deposit their common shares without specifying a price if such common shares are deposited pursuant to a purchase price tender and, in each case, to sell any common shares accepted for purchase under the Offer without the usual transaction costs associated with market sales;

(g)	shareholders owning fewer than 100 common shares whose common shares are purchased pursuant to the Offer will not only avoid the payment of brokerage commissions but will also avoid any odd lot discounts which may be applicable to a sale of common shares over the facilities of the TSX or NASDAQ;

(h)	the Offer is not conditional on any minimum number of common shares being deposited under the Offer;

(i)	shareholders who do not deposit common shares under the Offer will realize a proportionate increase in their equity interest in the Company to the extent that we purchase any common shares pursuant to the Offer; and

(j)	the determination by the board of directors that there is a liquid market for our common shares as of the date hereof and that it would be reasonable to conclude that, following the completion of the Offer, there will be a market for non-tendering shareholders that is not materially less liquid than the market that existed when we made the Offer (see “Liquidity of Market” below).
     Notwithstanding the foregoing considerations, before making any decision to tender or not tender common shares to the Offer, shareholders should carefully consider the risks associated with our business, including the risks described under the heading “Risk Factors” in our Annual Information Form and our Annual Report on Form 40-F for the year ended December 31, 2008 as filed with the Canadian securities regulatory authorities and the SEC, respectively.
     Subject to certain exceptions, we are prohibited under Canadian securities legislation from acquiring any common shares, other than pursuant to the Offer, until at least 20 business days after the Offer expires or is terminated. Subject to applicable law, we may in the future purchase additional common shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to shareholders than the terms of the Offer. Any possible future purchases by us will depend on many factors, including the market price of our common shares, our business and financial position, the results of the Offer and general economic and market conditions.
     Neither we nor our board of directors make any recommendation to any shareholder as to whether to deposit or refrain from depositing common shares under the Offer. No person has been authorized to make any such recommendation. Shareholders should evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions as to whether to deposit common shares and, if so, how many common shares to deposit and, at what price or prices. Shareholders are urged to consider carefully the income tax consequences of accepting the Offer. Shareholders should consult their own tax advisors as to the specific tax consequences to them, having regard to their particular circumstances, of accepting the Offer. See Section 15 of this Circular, “Income Tax Considerations”.

     Liquidity of Market
     We are relying on the “liquid market exemption” specified in Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”) and, as a consequence, are not required to obtain a formal valuation with respect to the Offer. Accordingly, the valuation requirements of applicable securities regulatory authorities in Canada applicable to issuer bids will not be applicable in connection with the Offer. We have determined that there is a liquid market in our common shares for the following reasons:
(a)	there is a published market for our common shares, namely the TSX and NASDAQ;

(b)	during the 12-month period before August 25, 2009 (the date the Offer was announced):
(i)	the number of issued and outstanding common shares was at all times at least 5,000,000, excluding common shares beneficially owned, directly or indirectly, or over which control or direction was exercised, by “related parties” (as defined in MI 61-101) and common shares that were not freely tradeable;

(ii)	the aggregate trading volume of our common shares on NASDAQ, being the published market on which our common shares are principally traded, was at least 1,000,000 common shares;

(iii)	there were at least 1,000 trades our common shares on NASDAQ; and

(iv)	the aggregate trading value based on the price of the trades referred to in clause (iii) was at least Cdn$15,000,000; and
(c)	the market value of our common shares on NASDAQ, as determined in accordance with applicable rules, was at least Cdn$75,000,000 in July 2009, being the calendar month preceding the calendar month in which the Offer was announced.
     Our board of directors also considered the anticipated effect of the Offer on the liquidity of the market for non-tendering shareholders and, in so doing, considered the following factors:
(a)	the extent by which the trading volume, number of trades and aggregate trading value of our common shares during the 12 month period preceding the announcement of the Offer, the size of our public float, and the market value of our common shares exceed the minimum “liquid market” requirements specified in MI 61-101; and

(b)	the maximum number of our common shares to be acquired under the Offer in relation to the public float, the trading volumes of and the number of trades in our common shares on the TSX and NASDAQ, the value of trades on the TSX and NASDAQ, and the market value of our common shares in the 12 months preceding the announcement of the Offer.
     Our board of directors has determined that there is a liquid market for the shares as of the date hereof and that it is reasonable to conclude that, following the completion of the Offer, there will be a market for non-tendering shareholders that is not materially less liquid than the market that existed when we made the Offer. Based on such determination, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.
     Additional U.S. Securities Law Considerations
     Our common shares are registered under Section 12(b) of the Exchange Act and are listed on NASDAQ. We do not believe or intend that the purchase of common shares pursuant to the Offer will result in the Company becoming eligible for termination or suspension of its Exchange Act reporting requirements or our common shares being delisted from NASDAQ.

     Our common shares are currently “margin securities” under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of our common shares. We believe that, following the repurchase of common shares pursuant to the Offer, our common shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board’s margin regulations.
4. Financial Statements
     Our audited annual consolidated financial statements for the year-ended December 31, 2008 and our unaudited interim consolidated financial statements for the six month period ended June 30, 2009 have previously been mailed to shareholders who have requested such statements. Upon request, we will provide, without charge, to each person who receives the Offer, a copy of our interim financial statements for the six month period ended June 30, 2009. Please direct requests for copies to the Company at 6190 Agronomy Rd., 6th Floor, Vancouver, British Columbia, Canada, V6T 1Z3, Attention: Investor Relations; telephone: (604) 677-6905.
5. Price Range of Shares
     Our common shares are listed on the TSX under the symbol “COM” and on NASDAQ under the symbol “CRME”. The following table sets forth the high and low closing sales prices per share and the volumes of common shares traded on the TSX and NASDAQ, respectively, as compiled from published financial sources for each month and quarter from July 2007:

	TSX			NASDAQ
Month	High (Cdn$)	Low (Cdn$)	Volume	High (US$)	Low (US$)	Volume
Third Quarter of 2007
July 2007	11.27	9.05	2,001,527	10.92	8.51	10,584,172
August 2007	11.45	9.00	2,578,358	10.85	8.50	8,664,765
September 2007	9.58	8.75	1,683,730	9.50	8.51	4,303,723
Fourth Quarter of 2007
October 2007	11.00	8.28	2,778,054	11.09	8.47	7,517,129
November 2007	11.62	9.01	5,110,998	12.62	9.21	17,405,566
December 2007	10.55	8.01	6,289,435	10.50	7.98	28,124,671
First Quarter of 2008
January 2008	9.03	5.00	3,826,621	9.13	6.02	10,976,592
February 2008	8.28	5.81	4,752,499	8.31	5.78	14,594,825
March 2008	9.25	6.00	6,823,118	9.31	6.06	20,282,321
Second Quarter of 2008
April 2008	9.07	7.03	3,236,315	8.95	6.88	13,734,070
May 2008	10.29	8.63	3,825,961	10.23	8.50	13,450,722
June 2008	10.50	8.68	4,600,178	10.37	8.51	11,283,449
Third Quarter of 2008
July 2008	12.30	8.12	8,828,565	12.03	8.04	29,290,090
August 2008	13.37	8.33	4,328,807	12.77	7.76	25,413,650
September 2008	9.45	7.60	4,282,079	9.79	7.25	14,510,658
Fourth Quarter of 2008
October 2008	8.29	4.50	3,248,332	7.68	3.85	17,363,940
November 2008	5.65	4.14	1,268,782	4.68	3.38	7,043,629
December 2008	6.65	4.78	2,027,994	6.70	3.72	6,148,877

	TSX			NASDAQ
Month	High (Cdn$)	Low (Cdn$)	Volume	High (US$)	Low (US$)	Volume
First Quarter of 2009
January 2009	6.83	5.26	1,348,303	5.58	4.49	3,955,419
February 2009	6.57	3.81	2,350,810	5.31	3.04	4,915,848
March 2009	4.91	3.22	2,212,289	3.82	2.57	6,692,100
Second Quarter of 2009
April 2009	5.60	3.62	4,004,095	4.62	2.89	17,072,936
May 2009	5.51	4.50	1,797,843	4.75	3.85	8,440,396
June 2009	4.96	4.00	1,835,432	4.38	3.44	6,499,107
Third Quarter of 2009
July 2009	4.91	4.13	1,123,079	4.51	3.65	5,868,116
August 2009	5.21	4.03	3,348,300	4.80	3.70	14,966,019
     On August 25, 2009, the day on which the offer was announced, the closing price of our common shares was US$4.24 on NASDAQ and Cdn$4.59 on the TSX.
     Shareholders are urged to obtain current market quotations for our common shares before making any determination with respect to the Offer.
6. Dividend Policy
     We have not declared or paid any dividends on our common shares since inception. We do not currently anticipate paying dividends in the foreseeable future.
7. Previous Distributions and Purchases of Securities
     During the five years preceding the Offer, we have completed the following distributions of shares:
     Shares Issued in Connection with Certain Transactions
     In connection with the acquisition of Artesian in October 2005, we completed a private placement of 1,036,098 special warrants, each of which entitled the holder thereof to acquire one common share without payment of any additional consideration, to Oxford Bioscience Partners IV L.P. (“Oxford”) and mRNA Fund II L.P. (“mRNA”) at a price of US$7.24 per special warrant for aggregate gross proceeds of approximately US$7.5 million. We filed a registration statement in the United States to register the resale of the underlying common shares by Oxford and mRNA. The registration statement was declared effective on March 13, 2006 and an aggregate of 1,036,098 common shares were subsequently issued to Oxford and mRNA.
     Shares Issued in connection with Prospectus Offerings
     On January 23, 2007, we completed a cross-border public offering of 9,200,000 common shares (including 1,200,000 common shares issued pursuant to the exercise of an underwriters’ over-allotment option) at US$10.50 per share for gross proceeds of US$96,600,000.
     In March 2005, we completed a public offering of 9,775,000 common shares (including 1,275,000 common shares issued pursuant to the exercise of an underwriters’ over-allotment option) at US$6.00 per share for gross proceeds of approximately US$58.6 million.

     Shares Issued in connection with Private Placement Offerings
     On July 25, 2008, we completed a private placement of 2,272,727 Series A Preferred Shares to CR Intrinsic Investments LLC (“CR Intrinsic”) for gross proceeds of US$25 million. Each outstanding Series A Preferred Share is convertible, subject to certain conditions, into one common share. In November 2008, we filed a US$250 million base shelf prospectus in Canada and a registration statement on Form F-10 in the United States and related prospectus supplements qualifying the common shares issuable on conversion of the Series A Preferred Shares issued to CR Intrinsic. The registration statement was declared effective on November 6, 2008.
     Shares Issued Upon the Exercise of Stock Options
     The table below indicates the number of common shares that we issued during the five fiscal years ended December 31, 2004 to 2008, and from January 1, 2009 up to the date preceding the date of the Offer upon the exercise of stock options granted under our stock option plan.
     Shares Issued Pursuant to the Stock Option Plan

	Number of	Average Exercise	Aggregate Proceeds
	Common Shares	Price per	Received by
Fiscal Year	Issued	Common Share (Cdn$)	Company (Cdn$)
2009 (to August 31)	599,450	3.32	1,990,174
2008	35,006	3.46	121,025
2007	608,631	5.17	3,144,540
2006	1,236,667	4.65	5,754,470
2005	1,167,091	3.67	4,288,022
2004	534,925	3.38	1,809,645
     Shares Purchased by the Company
     Except as described above, we have not purchased or sold any of our common shares during the five years preceding the Offer.
8. Interests of Director and Officers and Ownership of Securities
     Interest of Directors and Officers
     Except as set forth in the Offer to Purchase and the Circular, neither we nor, to the knowledge of our management, any of our directors or officers or any of the directors or officers of our subsidiaries, is a party to any contract, arrangement or understanding, formal or informal, with any securityholder relating, directly or indirectly, to the Offer or with any other person or company with respect to any of our securities, nor are there any contracts or arrangements made or proposed to be made between us and any of our directors or officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.
     Except as set forth in the Offer to Purchase and the Circular, neither we nor, to the knowledge of our management, any of our directors or officers or any of the directors or officers of our subsidiaries has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company, such as a merger, amalgamation, reorganization or liquidation, the sale or transfer of a material amount of our assets or the assets of any of our subsidiaries, a purchase of assets that would be material to us, any material change in our indebtedness, dividend policy or capitalization, any change in our articles or by-laws, any change in our current board of directors or management, any action that could cause any class of our equity securities to be delisted from the TSX or NASDAQ or become eligible for termination of registration under Section 12(g)(4) of the Exchange Act or result in the suspension of our obligation to file reports under Section 15(d) of the Exchange Act, or any action similar to any of the foregoing.
     We meet with qualified individuals whose skills or experience may be an asset to us and who are interested in becoming directors on an ongoing basis. The composition of our board of directors (including the number of directors) may change as a result of new directors being added and/or existing directors resigning. Except as set forth in the Offer to Purchase and the Circular, neither we nor, to the knowledge of our management, any of our directors or officers has current plans or proposals relating to a material change in our present board of directors or management.
     Ownership of Securities
     To the knowledge of our management, after reasonable inquiry, the following table indicates, as at August 31, 2009, except as otherwise indicated, the number of securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by (i) each of our directors and executive officers and their respective associates and affiliates and (ii) each person who beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of our issued and outstanding common shares.

					No. of Options to
	Relationship with	No. of Common		% of Outstanding	Acquire Common	% of Outstanding
Name	Company	Shares		Common Shares	Shares	Options
Robert W. Rieder	Executive Chairman	325,696		0.51%	494,898	7.53%
Jackie M. Clegg	Director	—		—	115,000	1.75%
Peter W. Roberts	Director	—		—	110,000	1.67%
Harold H. Shlevin	Director	—		—	125,000	1.90%
Richard M. Glickman	Director	—		—	95,000	1.44%
William L. Hunter	Director	—		—	80,000	1.22%
Douglas G. Janzen	President, Chief Executive Officer and Director	84,000		0.13%	1,454,737	19.84%
Curtis Sikorsky	Chief Financial Officer	—		—	277,121	4.21%
Charles J. Fisher	Chief Medical Officer and Executive Vice President, Clinical and Regulatory Affairs	—		—	731,893	11.13%
Donald A. McAfee	Chief Scientific Officer	—		—	350,339	5.33%
Karim Lalji	Senior Vice President, Commercial Affairs	3,581	*	—	371,857	5.66%
Sheila M. Grant	Vice President, Product Development	3,900	*	—	186,556	1.92%
Taryn Boivin	Vice President, Pharmaceutical Sciences & Marketing	3,500	*	—	154,898	2.36%
Adage Capital Partners, L.P.	Shareholder	7,850,000		12.2%	—	—

* Represents less than 0.01% of our issued and outstanding common shares.
     As of August 31, 2009, our directors and executive officers, as a group, beneficially owned or exercised control or direction over an aggregate of 420,677 common shares representing approximately 0.65% of our issued and outstanding common shares.
     Stock Option Plan
     Our incentive stock option plan was approved by shareholders in May 2001 and was subsequently amended in May 2002, May 2004, June 2006 and September 2007. Under our stock option plan, our board of directors may, in their discretion, grant options to purchase common shares to directors, officers, employees, contractors and consultants of ours or any of our subsidiaries. In addition, our chief executive officer, provided he or she at such time is a director, may in his or her discretion, subject to certain limitations, grant options to purchase common shares to our employees or any of our subsidiaries. The exercise price of options granted under our stock option plan is established at the time of grant and must not be less than the closing price of our common shares on the TSX immediately preceding the date of the grant. Options granted prior to July 27, 2007 must be exercised no later than six years after the date of the grant and options granted after July 27, 2007 must be exercised no later than five years after the date of grant. The vesting terms of options are established at the time of grant.
     As a matter of normal practice, we typically make annual grants of options under our stock option plan in the first half of the year based on performances achieved in the prior year, and normally awards options to non-management directors at the time of our annual general meeting each year. The options granted to executive officers and other employees are typically granted by our board of directors, based on the recommendations of our compensation committee. Our compensation committee consults with and accepts recommendations from the chief executive officer regarding grants of options to non-management employees based on contributions and performance during the prior year. In determining to make grants of options, our board of directors, compensation committee and chief executive officer take into account previous and other grants or awards of equity compensation (including options) to the grantees and others. In granting options both to executive officers and other employees, as well as to non-management directors, our board of directors, based on the recommendations of our compensation committee, determines the portion of the potential ownership of the Company that our board of directors wishes to grant as compensation and then determines the value of the awards, which is calculated applying a standard Black-Scholes-Merton model.
9. Contracts, Arrangements or Understandings with Shareholders
     There are no contracts, arrangements or understandings, formal or informal, between us and any shareholder with respect to the Offer or between us and any other person or company with respect to any of our securities in relation to the Offer. After reasonable inquiry, neither we nor any of our management are aware of the intentions of any “interested party” (as such term is defined in MI 61-101) to accept or not to accept the Offer.
10. Commitments to Acquire Shares
     Other than pursuant to the Offer, we have no agreements, commitments or understandings to purchase any of our common shares or Series A Preferred Shares. To the knowledge of our management, after reasonable inquiry, no person or company named under Item 8 of this Circular, “Interest of Directors and Officers and Ownership of Securities” has any commitment to acquire any of our common shares or Series A Preferred Shares.
11. Benefits from the Offer
     No person or company named under Item 8 of this Circular, “Interest of Directors and Officers and Ownership of Securities” will receive any direct or indirect benefit from accepting or not accepting the Offer other than the Purchase Price for any common shares tendered to the Offer and purchased by us in accordance with the terms of the Offer.
12. Material Changes in the Affairs of the Company
     Other than as disclosed in the Circular and Offer to Purchase, none of our directors or executive officers are aware of any plans or proposals for material changes in the affairs of the Company, or of any material changes that have occurred since August 11, 2009, the filing date of the most recent interim consolidated financial statements of the Company.
13. Intention to Deposit Shares
     To the knowledge of our management, after reasonable inquiry, no person named in the table under Item 8 of this Circular, “Interest of Directors and Officers and Ownership of Securities” intends to deposit common shares under the Offer.
14. Prior Valuations
     To the knowledge of our management, after reasonable inquiry, no prior valuation (as such term is defined in MI 61-101) in respect of the Company, its securities or its material assets has been prepared within the 24 months preceding the date hereof.

15. Income Tax Considerations
     The summary in this Section 15 is of a general nature only and is not intended to be, nor should it be considered to be, legal, business or tax advice to any particular shareholder and no representation is made with respect to the income tax consequences to any particular shareholder. Accordingly, shareholders are urged to consult their own tax advisors concerning the application and effect of the income and other taxes of any country, province, territory, state or local tax authority, having regard to their particular circumstances.
     Certain Canadian Federal Income Tax Considerations
     The following summary describes the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a shareholder who sells common shares to the Company pursuant to the Offer.
     This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary does not otherwise take into account or anticipate any changes in income tax law or administrative practice, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not exhaustive of all Canadian federal income tax considerations.
     This summary is applicable to shareholders who, at all relevant times for the purposes of the Tax Act, (i) are resident in Canada, (ii) hold their common shares as “capital property” and (iii) deal at arm’s length with and are not “affiliated” with the Company. Generally, common shares will be considered to be capital property to a shareholder provided that the shareholder does not use or hold, and is not deemed to use or hold, the common shares in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Certain shareholders resident in Canada for purposes of the Tax Act whose common shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their common shares, and every “Canadian security” (as defined in the Tax Act) owned by such shareholder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Certain shareholders, including financial institutions and registered securities dealers (each as defined in the Tax Act), and corporations controlled by one or more of the foregoing, are generally precluded from treating the common shares as capital property.
     This summary is not applicable to a person that is a “financial institution” as defined in the Tax Act for the purposes of the “mark-to-market” rules, a person that is a “specified financial institution” or a “restricted financial institution” as defined in the Tax Act, a person who has made an election under the functional currency rules in section 261 of the Tax Act or a person an interest in which is a “tax shelter investment” as defined in the Tax Act. This summary is not applicable to a shareholder who is an individual and who acquired common shares as a result of the exercise of stock options granted because of such shareholder’s employment with the Company or any affiliate of the Company.
     It is a term of the Offer that, for purposes of subsection 191(4) of the Tax Act, the “specified amount” in respect of each common share purchased under the Offer shall be the closing price of the common shares on the TSX on the Expiration Date.
     This summary assumes that at all relevant times the common shares will be listed on a designated stock exchange for purposes of the Tax Act (which currently includes the TSX and NASDAQ).
     Foreign Exchange
     Amounts relevant to the computation of income or gains for purposes of the Tax Act must be determined in Canadian dollars based on the exchange rate quoted by the Bank of Canada at noon on the day the amount first arose (or such other rate as is acceptable to CRA).

     Residents of Canada
     The following portion of the summary is generally applicable to a shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention is, or is deemed to be, resident in Canada, and who is not excluded from the summary by the comments above (a “Resident Shareholder”).
     The potential deemed dividend tax treatment described below on the sale of the common shares pursuant to the Offer differs from the capital gains treatment which would generally apply to a sale in the market by a Resident Shareholder. Accordingly, Resident Shareholders may wish to consider selling their common shares in the market prior to the Expiration Date as an alternative to accepting the Offer in order to ensure that they receive capital gains treatment on the sale of their common shares. The selling price from such market sales may be different from the Purchase Price. Resident Shareholders should consult their own tax advisors to determine whether doing so would be advantageous for them in their particular circumstances.
     Disposition of Shares
     Resident Shareholders who sell common shares to the Company pursuant to the Offer will be deemed to receive a taxable dividend on a separate class of shares comprising the common shares so sold equal to the excess, if any, of the amount paid by the Company for the common shares over their paid-up capital for income tax purposes. The Company estimates the paid-up capital per common share on the date of take-up under the Offer will be approximately Cdn$5.42. Using the noon buying rate published by the Bank of Canada on August 31, 2009, the Company estimates the paid-up capital per common share is approximately US$4.94. The paid-up capital per common share on the date of take-up under the Offer, as expressed in U.S. dollars, may increase or decrease depending on currency exchange fluctuations.
     If any dividend is deemed to be received by a Resident Shareholder who is an individual, it will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by Canadian resident individuals from a taxable Canadian corporation, including the enhanced gross-up and dividend tax credit rules applicable to any dividend designated by the Company as an “eligible dividend” in accordance with the Tax Act. The full amount of any such deemed dividend will be designated as an “eligible dividend” by the Company.
     If any dividend is deemed to be received by a Resident Shareholder that is a corporation, any such dividend that is not required to be recognized as proceeds of disposition under subsection 55(2) of the Tax Act as described below will be included in computing the Resident Shareholder’s income as a dividend, and will ordinarily be deductible in computing its taxable income. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay refundable tax under Part IV of the Tax Act at a rate of 33 1/3% of the amount of the deemed dividend.
     Under subsection 55(2) of the Tax Act, a Resident Shareholder that is a corporation may be required to treat all or a portion of any deemed dividend that is deductible in computing taxable income as proceeds of disposition and not as a dividend where the Resident Shareholder would have realized a capital gain if it disposed of any common share at fair market value immediately before the sale of common shares to the Company and the sale to the Company resulted in a significant reduction in such capital gain. The application of subsection 55(2) involves a number of factual considerations that will differ for each Resident Shareholder, and Resident Shareholders to whom it may be relevant are urged to consult their own tax advisors concerning its application having regard to their particular circumstances.
     The amount paid by the Company for common shares under the Offer (less any amount deemed to be received by the Resident Shareholder as a dividend) will be treated as proceeds of disposition of the common shares. The Resident Shareholder will realize a capital gain (or capital loss) on the disposition of common shares equal to the amount by which the Resident Shareholder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the common shares sold to the Company pursuant to the Offer.
     Taxation of Capital Gains and Losses
     Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of any capital gain (a “taxable capital gain”) realized by it in that year. A Resident Shareholder will generally be entitled to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Shareholder in that year, and any excess may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.
     The amount of a capital loss realized on the disposition of common shares by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on the common shares (including any dividends deemed to be received as a result of the sale of the common shares to the Company under the Offer). Similar rules may apply where common shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.
     A Resident Shareholder who is an individual may have all or a portion of any capital loss on the sale of common shares under the Offer denied if the “superficial loss” rules in the Tax Act apply. This may arise where the Resident Shareholder (or a person affiliated with the Resident Shareholder for purposes of the Tax Act) acquires additional common shares in the period commencing 30 days prior to, and ending 30 days after, the disposition of the common shares under the Offer. Resident Shareholders are urged to consult with their own tax advisors with respect to the “superficial loss” rules.
     Similarly, a Resident Shareholder that is a corporation may have all or a portion of any capital loss on the sale of common shares under the Offer suspended if it (or a person affiliated with it for purposes of the Tax Act) acquires additional common shares in the period commencing 30 days prior to, and ending 30 days after, the disposition of common shares under the Offer. Resident Shareholders that are corporations are urged to consult their own tax advisors with respect to the “suspended loss” rules.
     A Resident Shareholder that is a Canadian-controlled private corporation throughout the year (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends, or deemed dividends, deductible in computing taxable income).
     Alternative Minimum Tax
     A capital gain realized, or a dividend received (or deemed to be received), by a Resident Shareholder who is an individual, including a trust (other than certain specified trusts), as a result of the sale of common shares pursuant to the Offer may give rise to a liability for alternative minimum tax. Such Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.
     Non-Residents of Canada
     The following portion of the summary is applicable to shareholders who are not excluded from the summary by the comments above and who, at all relevant times for purposes of the Tax Act and any applicable income tax treaty or convention: (i) are not resident or deemed to be resident in Canada, (ii) do not use or hold, and are not deemed to use or hold, their common shares in connection with carrying on a business in Canada, (iii) have not, either alone or in combination with persons with whom the shareholders do not deal at arm’s length, owned 25% or more of the issued shares of any class or series of the capital stock of the Company at any time within a 60-month period preceding the sale of common shares under the Offer, (iv) in the case of shareholders who have ceased to be resident in Canada, have not elected under the Tax Act to treat their common shares as taxable Canadian property, (v) to whom the common shares do not otherwise constitute “taxable Canadian property”, (vi) are not authorized foreign banks and (vii) in the case of shareholders that are insurers, establish that their common shares do not constitute designated insurance property (“Non-Resident Shareholders”).
     A Non-Resident Shareholder who sells common shares to the Company pursuant to the Offer will be deemed to receive a dividend equal to the excess, if any, of the amount paid by the Company for the common shares over their paid- up capital for Canadian income tax purposes. The Company estimates that the paid-up capital per common share on the date of take-up under the Offer will be approximately Cdn$5.42. Using the noon buying rate published by the Bank of Canada on August 31, 2009, the Company estimates the paid-up capital per common share is approximately US$4.94. The paid-up capital per common share on the date of take-up under the Offer, as expressed in U.S. dollars, may increase or decrease depending on currency exchange fluctuations. Any deemed dividend will be subject to Canadian withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of any applicable income tax treaty or convention. For example, under the Canada-United States Income Tax Convention (1980) (the “Canada-U.S. Treaty”), the withholding tax rate in respect of a dividend paid to a person who is the beneficial owner of the dividend and is resident in the United States for purposes of, and entitled to full benefits under, the Canada-U.S. Treaty, is generally reduced to 15% (unless the beneficial owner is a company that owns at least 10% of the voting stock of the Corporation, in which case the rate is reduced to 5%). Non-Resident Shareholders should consult their own tax advisors regarding their ability to claim foreign tax credits or deductions with respect to any Canadian withholding tax.

     The amount paid by the Company for common shares (less any amount deemed to be received by the Non-Resident Shareholder as a dividend) will be treated as proceeds of disposition of the common shares. A Non-Resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of common shares under the Offer.
     In light of the potential deemed dividend treatment described above on the sale of the common shares by a Non-Resident Shareholder pursuant to the Offer and the potential resulting Canadian withholding tax, Non-Resident Shareholders may wish to consider selling their common shares in the market prior to the Expiration Date as an alternative to selling their common shares under the Offer. The selling price from such market sales may be different from the Purchase Price. Non-Resident Shareholders should consult their own tax advisors to determine whether doing so would be advantageous for them in their particular circumstances.
     Material U.S. Federal Income Tax Consequences to U.S. Holders
     The following general summary describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) who tender and sell common shares to the Company pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative rulings, and court decisions, all as in effect as of the date of this Offer to Purchase and Circular and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect).
     This summary is not a complete description of all of the U.S. federal income tax consequences applicable to U.S. Holders participating in the Offer. In particular, this summary does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address U.S. federal income tax considerations applicable to shareholders that are subject to special treatment under U.S. federal income tax law (including, without limitation, brokers, dealers in securities or currencies, financial institutions, mutual funds, regulated investment companies, qualified retirement plans or other tax-deferred accounts, traders that elect mark to market treatment, a partnership or other pass-through entity (and investors in such partnerships or entities), U.S. Holders that hold their common shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities, U.S. Holders that have owned or are deemed to have owned 10% or more of the total combined voting power of all classes of stock of the Company at any time during the five-year period ending on the date the U.S. Holder sells common shares pursuant to the Offer, U.S. Holders who acquired their common shares in connection with a stock option plan or in any other compensatory transaction, U.S. Holders subject to the alternative minimum tax, U.S. Holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, and U.S. Holders that do not hold their common shares as “capital assets” (generally, property held for investment)). U.S. Holders that are subject to special treatment or shareholders that are not U.S. Holders may be subject to different tax consequences, and should consult their own tax advisers.
     In addition, this summary does not address any aspect of U.S. state and local tax laws or non-U.S. tax laws that may be applicable to any shareholder, or any U.S. federal tax considerations other than U.S. federal income tax considerations.
     This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular U.S. Holder. U.S. Holders should consult their own tax advisers as to the tax consequences of a sale of common shares to the Company pursuant to the Offer in their particular circumstances.
     Except as otherwise set forth below, and subject to the qualifications noted above, the following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. Holder. A “U.S. Holder” is a beneficial owner of common shares that is:
•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, as defined under Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     The tax treatment of a partner in a partnership, or other entity taxable as a partnership, may depend on both the partnership’s and the partner’s status. Partnerships tendering common shares pursuant to the Offer and partners in such partnerships are urged to consult their own tax advisers as to the tax consequences of a sale of common shares to the Company pursuant to the Offer.
     U.S. Holders Who Receive Cash Pursuant to the Offer
     For U.S. federal income tax purposes, if a U.S. Holder tenders and sells common shares for cash pursuant to the Offer, such transaction will be treated either as a “sale or exchange” of the common shares by such U.S. Holder or as a “distribution” by the Company in respect of such U.S. Holder’s common shares. As described below, the specific treatment will depend, in part, upon the U.S. Holder’s particular circumstances.
     Sale or Exchange of Common Shares
     Under Section 302 of the Code, a U.S. Holder whose common shares are tendered and sold for cash pursuant to the Offer will be treated as having engaged in a “sale or exchange” of such common shares, and thus will recognize gain or loss, if the transaction (i) has the effect of a “substantially disproportionate” distribution by the Company with respect to such U.S. Holder, (ii) results in “complete termination” of such U.S. Holder’s equity interest in the Company, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (the “Section 302 tests”) are explained more fully below.
     Constructive Ownership of Common Shares
     In determining whether any of the Section 302 tests are satisfied, a U.S. Holder must take into account not only the common shares actually owned by the U.S. Holder, but also common shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder may be treated as constructively owning common shares that are actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest or that have an interest in the U.S. Holder, as well as any common shares the U.S. Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.
     The Section 302 Tests
     One of the following tests must be satisfied for the sale of common shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. U.S. Holders should consult their own tax advisors concerning the application of the following tests to their particular circumstances.
(a)	“Substantially Disproportionate” Test. The receipt of cash by a U.S. Holder will generally have the effect of a “substantially disproportionate” distribution by the Company with respect to the U.S. Holder if the percentage of the outstanding voting shares of the Company actually and constructively owned by the U.S. Holder immediately following the sale of common shares pursuant to the Offer (treating common shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of the Company actually and constructively owned by the U.S. Holder immediately before the exchange (treating common shares purchased pursuant to the Offer as outstanding) and, immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

(b)	“Complete Termination” Test. The receipt of cash by a U.S. Holder will be treated as a complete termination of the U.S. Holder’s equity interest in the Company if all of the common shares actually and constructively owned by the U.S. Holder are sold pursuant to the Offer. In applying the complete termination test, a U.S. Holder may be able to waive the application of the rules relating to constructive ownership through family members, provided that such holder complies with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury regulations.

(c)	“Not Essentially Equivalent to a Dividend” Test. The receipt of cash by a U.S. Holder will generally be treated as “not essentially equivalent to a dividend” if the U.S. Holder’s sale of common shares pursuant to the Offer results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether the receipt of cash by the U.S. Holder will be treated as not essentially equivalent to a dividend will depend on the U.S. Holder’s particular facts and circumstances. If a U.S. Holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in his, her or its proportionate interest in the Company (including any common shares constructively owned), the holder generally should be regarded as having suffered a meaningful reduction in his, her or its interest in the Company.
     Under certain circumstances, it may be possible for a tendering U.S. Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the common shares that are actually or constructively owned by the U.S. Holder but that are not purchased pursuant to the Offer. Alternatively, a U.S. Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of common shares by the U.S. Holder or by a related party whose shares are constructively owned by the U.S. Holder. U.S. Holders should consult their own tax advisers regarding the consequences of any such sales or acquisitions in their particular circumstances.
     If the Offer is over-subscribed, the Company’s purchase of common shares deposited by a U.S. Holder may be pro-rated. Thus, even if all of the common shares actually and constructively owned by a U.S. Holder are deposited, it is possible that not all of the common shares will be purchased by the Company, which in turn may affect the U.S. Holder’s ability to satisfy one of the Section 302 tests described above. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, “Conditional Tender of Shares” of the Offer to Purchase, which allows the U.S. Holder to tender common shares pursuant to the Offer subject to the condition that a specified minimum number of the U.S. Holder’s common shares must be purchased by the Company if any common shares so tendered are purchased. Additionally, a tendering U.S. Holder may in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery designate the order of priority in which common shares are to be purchased in the event of pro-ration, should the U.S. Holder decide to do so for U.S. federal income tax reasons.
     Tax Treatment of a “Sale or Exchange” of Common Shares
     If a U.S. Holder is treated as having engaged in a “sale or exchange” of his, her or its common shares under any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized by such U.S. Holder and such U.S. Holder’s adjusted tax basis in the common shares exchanged therefor. Subject to the “passive foreign investment company” rules discussed below, the gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the common shares is more than one year at the time of the sale. The deductibility of capital loss is subject to limitations. For U.S. foreign tax credit purposes, such capital gain or loss generally will be treated as gain or loss from sources within the United States, which may limit the U.S. Holder’s ability to claim a foreign tax credit for any Canadian withholding tax imposed on the payment made to such U.S. Holder by the Company. If a U.S. Holder is eligible for the benefits of the Canada-U.S. Income Tax Convention, an election may be available pursuant to which the U.S. Holder would, for purposes of computing the foreign tax credit limitation solely with respect to the amount received in exchange for deposited common shares, be entitled to treat such gain as foreign source income. U.S. Holders should consult their own tax advisers regarding the availability of such an election as well as the application of the foreign tax credit limitation rules in their particular situations.
     Distribution in Respect of Common Shares
     If a U.S. Holder who sells common shares pursuant to the Offer is not treated under Section 302 of the Code as having engaged in a “sale or exchange” of his, her or its common shares, then the amount realized by a U.S. Holder will be treated as a distribution by the Company in respect of such U.S. Holder’s common shares.

     Tax Treatment of a Distribution in Respect of Common Shares
     If the amount realized is treated as a distribution by the Company, a U.S. Holder will be required to include in gross income as ordinary income the amount of such distribution (including any Canadian taxes withheld from the amount paid) to the extent it is paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Provided that the Company is not treated as a PFIC (as defined below) for the 2008 and 2009 taxable year, as described below, amounts described in the preceding sentence that are paid by the Company to non-corporate U.S. Holders, including individuals, may be eligible for a maximum tax rate of 15%, provided certain other conditions are satisfied. If the Company is a PFIC, such distribution may be subject to the rules applicable to “excess distributions,” as described below.
     Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder’s adjusted tax basis in the common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the common shares, with the consequences described above under the heading “— Tax Treatment of a “Sale or Exchange” of Shares.” Any amount treated as a dividend received by a corporate U.S. Holder will not be eligible for the dividends received deduction.
     If a distribution with respect to common shares is subject to Canadian non-resident withholding tax, a U.S. Holder may be entitled to deduct or claim a credit for such tax, subject to applicable limitations in the Code. For purposes of calculating the foreign tax credit, distributions of current or accumulated earnings and profits generally will be “passive category income” or “general category income,” and subject to the discussion below, such dividends will generally constitute “foreign source” income. The rules governing the foreign tax credit are complex, and the availability of the credit is subject to significant limitations. U.S. Holders should consult their own tax advisers regarding the availability of the foreign tax credit under their particular circumstances.
     It is possible that we are at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as “U.S. source” income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. If the amount realized is treated as a dividend by the Company, the effect of this rule may be to treat a portion of the dividend as U.S. source income, which may limit the ability of a U.S. Holder to claim a foreign tax credit for any Canadian non-resident withholding taxes payable in respect of such amount. The Code permits a U.S. Holder entitled to benefits under the Canada-U.S. Income Tax Treaty to elect to treat any dividends received as foreign source income for foreign tax credit purposes if the dividend is separate from other income items for purposes of calculating the U.S. Holder’s foreign tax credit. U.S. Holders should consult their own tax advisers about the desirability of making, and the method of making, such an election.
     Basis in Remaining Common Shares
     If a tender and sale of common shares pursuant to the Offer is treated as a distribution by the Company with respect to a U.S. Holder’s common shares, the U.S. Holder’s adjusted tax basis in the remaining common shares held by such U.S. Holder generally will be increased by his, her or its adjusted tax basis in the common shares tendered and sold pursuant to the Offer and will be decreased by the portion of his, her or its proceeds from the Offer that are treated as a tax-free return of capital.
     Passive Foreign Investment Company
     Special U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company (a “PFIC”). A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is “passive income” (the “income test”), or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties and gains from the disposition of passive assets.

     We do not believe we were a PFIC for the 2008 taxable year and do not expect to be classified as a PFIC for the current taxable year. However, the determination of whether we are a PFIC is made on an annual basis and is based on the types of income we and our subsidiaries earn and the types and value of our assets and the assets of our subsidiaries from time to time, all of which are subject to change, as well as, in part, the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Accordingly, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge any determination we make with respect to our PFIC status or that we were not, or will not be, a PFIC for any taxable year.
     If we are classified as a PFIC for any taxable year during which the U.S. Holder held his, her or its common shares, any gain recognized as a result of the sale of common shares pursuant to the Offer (where the Section 302 tests described above are satisfied) or “excess distribution” (where the sale of common shares pursuant to the Offer is treated as a distribution as described above) would be allocated ratably over the U.S. Holder’s holding period for the common shares. The amounts allocated to the taxable year of the sale and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate of tax on ordinary income in effect for such taxable year and an interest charge would be imposed on the amount allocated to such taxable year. A distribution is an excess distribution if it exceeds 125% of the average of the annual distributions on the common shares during the preceding three years or such holder’s holding period, whichever is shorter. Rather than being subject to the PFIC rules described above, a U.S. Holder that made a valid mark-to-market election or qualified electing fund election will be subject to different U.S. federal income tax treatment with respect to the sale of common shares pursuant to the Offer.
     U.S. Holders are urged to consult their own tax advisers concerning the U.S. federal income tax consequences of having held common shares at any time while we may have been a PFIC.
     THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE TENDER AND SALE OF COMMON SHARES PURSUANT TO THE OFFER. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.
16. Legal Matters and Regulatory Approvals
     We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of common shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of common shares by us pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, we currently contemplate that such approval will be sought or other action will be taken. We cannot predict whether we may determine that we must delay the acceptance for payment of common shares deposited pursuant to the Offer pending the outcome of any such matter.
     There can be no assurance that any such approval or other action, if needed, will be obtained or will be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.

     We have filed applications with certain securities regulatory authorities in Canada seeking exemptive relief from proportionate take up provisions contained in securities legislation of certain provinces in connection with the Offer. We have also filed an exemptive relief application with securities regulatory authorities in Canada to permit us to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by us, without first taking up common shares which have been deposited (and not withdrawn) before the Offer was previously scheduled to expire. Obtaining such exemptive relief is a condition of the Offer. See Section 7 of the Offer to Purchase, “Conditions of the Offer”.
     Our obligations under the Offer to take up and pay for common shares under the Offer are subject to certain conditions. See Section 7 of the Offer to Purchase, “Conditions of the Offer”.
17. Source of Funds
     We will fund any purchases of common shares under the Offer from available cash on hand. Assuming the Offer is fully subscribed, the aggregate purchase price will be US$27.5 million.
18. Dealer Managers
     Oppenheimer and Canaccord have been engaged to act as Dealer Managers for the Offer.
19. Depository
     We have appointed Computershare Investor Services Inc. to act as a depository for, among other things, (i) the receipt of certificates representing common shares and related Letters of Transmittal deposited under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth in Section 4 of the Offer to Purchase, “Procedure for Depositing Shares”, (iii) the receipt from us of cash to be paid in consideration of the common shares acquired by us under the Offer, as agent for the depositing shareholders, and (iv) the transmittal of such cash to the depositing shareholders, as agent for the depositing shareholders. The Depository may contact shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.
20. Fees and Expenses
     We have agreed to pay each of Oppenheimer and Canaccord a fee for their dealer manager services. We have also agreed to reimburse Oppenheimer and Canaccord for certain reasonable out-of-pocket expenses incurred in connection with their engagement, and to indemnify them against certain liabilities to which they may become subject as a result of their engagement.
     We will pay the Depository reasonable and customary compensation for its services. We will also reimburse the Depository for certain reasonable out-of-pocket expenses and indemnify the Depository against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and U.S. federal securities laws. We will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of common shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
     We expect to incur expenses of approximately US$750,000 in connection with the Offer, which includes filing, advisory, legal, accounting, depository and printing fees.
21. Statutory Rights
     Securities legislation in the provinces and territories of Canada provides shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or damages if there is a misrepresentation in a circular or notice that is required to be delivered to shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE
September 1, 2009
     The board of directors of Cardiome Pharma Corp. has approved the contents of the Offer to Purchase and the accompanying Circular dated September 1, 2009 and the delivery thereof to shareholders. The foregoing Offer to Purchase and Circular contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

/s/ Douglas G. Janzen	/s/ Curtis Sikorsky
Chief Executive Officer and President	Chief Financial Officer

On behalf of the Board of Directors:

/s/ Robert W. Rieder	/s/ Peter W. Roberts
Director	Director

C-1

CONSENT OF KPMG LLP
To the Board of Directors of Cardiome Pharma Corp. (“Cardiome”):
We have read the Offer to Purchase and Issuer Bid Circular of Cardiome Pharma Corp. (the “Company”) dated September 1, 2009 relating to the Company’s offer to purchase, for cancellation, up to US$27.5 million of its common shares. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
We consent to the incorporation by reference in the above mentioned Offer to Purchase and Issuer Bid Circular of our report to the shareholders of the Company on the audited consolidated balance sheets of the Company as at December 31, 2008 and 2007 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended. Our report is dated March 6, 2009.
(signed) “KPMG LLP”
Vancouver, Canada
September 1, 2009

C-2

The Letter of Transmittal or the Notice of Guaranteed Delivery, certificates for common shares and any other required documents must be sent or delivered by each depositing shareholder or the depositing shareholder’s broker, commercial bank, trust company or other nominee to the Depository at one of its addresses specified below.
THE DEPOSITORY FOR THE OFFER IS:
Computershare Investor Services Inc.

By Mail:	International Calls:	By Hand or Overnight Courier:

PO Box 7021	1-514-982-7555	100 University Avenue, 9th Floor
31 Adelaide Street East	Toll Fee Number:	Toronto, Ontario M5J 2Y1
Toronto, Ontario M5C 3H2	1-800-564-6253	Attention: Corporate Actions
Attention: Corporate Actions

Any questions or requests for assistance may be directed to the Depository at the addresses and telephone number specified above. Shareholders also may contact the Dealer Managers or their broker, commercial bank or trust company for assistance concerning the Offer. Manually executed photocopies of the Letter of Transmittal or the Notice of Guaranteed Delivery will be accepted.
THE DEALER MANAGERS FOR THE OFFER ARE:

In the United States:	In Canada:

Oppenheimer & Co.	Canaccord Capital Corporation

Telephone: (212) 667-5506	Telephone: (416) 869-3349